    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 2001

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            AMERIGAS PARTNERS, L.P.
                          AMERIGAS EAGLE FINANCE CORP.
                             AP EAGLE FINANCE CORP.
           (Exact name of registrants as specified in their charters)

               DELAWARE                                 2952                                23-2787918
               DELAWARE                                 2952                                23-2800532
               DELAWARE                                 2952                                23-3077318
  (States or other jurisdictions of         (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)          Classification Code Numbers)             Identification Numbers)

                             ---------------------

                AMERIGAS PARTNERS, L.P.
              AMERIGAS EAGLE FINANCE CORP.
                 AP EAGLE FINANCE CORP.                                  BRENDAN P. BOVAIRD, ESQ.
                  460 NORTH GULPH ROAD                                VICE PRESIDENT GENERAL COUNSEL
          KING OF PRUSSIA, PENNSYLVANIA 19406                              460 NORTH GULPH ROAD
                     (610) 337-1000                                KING OF PRUSSIA, PENNSYLVANIA 19406
   (Name, address, including zip code, and telephone                          (610) 337-1000
 number, including area code, of registrants' principal     (Name, address, including zip code, and telephone
                   executive offices)                       number, including area code, of agent for service)

                             ---------------------
                                WITH COPIES TO:

                             MATTHEW D. BLOCH, ESQ.
                            DAVID G. SCHWARTZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                AMOUNT TO           OFFERING PRICE          AGGREGATE             AMOUNT OF
      SECURITIES TO BE REGISTERED           BE REGISTERED            PER UNIT           OFFERING PRICE       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Series D 10% Senior Notes Due 2006.....      $ 60,000,000              100%              $ 60,000,000           $15,000(1)
-------------------------------------------------------------------------------------------------------------------------------
Series B 8 7/8% Senior Notes Due
  2011.................................      $200,000,000              100%              $200,000,000           $50,000(1)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act").
                             ---------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2001

PROSPECTUS
                                  $60,000,000
                            AMERIGAS PARTNERS, L.P.
                          AMERIGAS EAGLE FINANCE CORP.
                    Offer to Exchange all of the Outstanding
                 $60,000,000 Series C 10% Senior Notes due 2006

                                      for

                 $60,000,000 Series D 10% Senior Notes due 2006

                                      and
                                  $200,000,000
                            AMERIGAS PARTNERS, L.P.
                             AP EAGLE FINANCE CORP.
                    Offer to Exchange all of the Outstanding
               $200,000,000 Series A 8 7/8% Senior Notes due 2011

                                      for

               $200,000,000 Series B 8 7/8% Senior Notes due 2011
                               ------------------
     We are offering to exchange each series of our outstanding notes described above for the new, registered notes described above. The terms of each series of the new notes are identical in all material respects to the terms of the series of outstanding notes to be exchanged, except for certain transfer restrictions, registration rights and additional interest payment provisions relating to the outstanding notes that will not apply to the new notes. In this document we refer to our outstanding notes as the "old notes" and our new notes as the "registered notes."

     MATERIAL TERMS OF THE EXCHANGE OFFERS

     - Each exchange offer expires at 5:00 p.m., New York City time, on
                      , 2001, unless extended.

     - The only conditions to completing an exchange offer are that the exchange offer not violate applicable law or applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

     - All old notes that are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of old notes may be withdrawn at any time prior to the expiration of an exchange offer.

     - We will not receive any cash proceeds from the exchange offers.
                               ------------------
     CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROSPECTUS.
                               ------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------
               The date of this prospectus is             , 2001

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................   15
FORWARD LOOKING STATEMENTS............   22
WHERE YOU CAN FIND MORE INFORMATION...   22
INCORPORATION BY REFERENCE............   22
THE ACQUISITION.......................   23
USE OF PROCEEDS.......................   25
THE EXCHANGE OFFERS...................   26
CAPITALIZATION........................   34
SELECTED HISTORICAL FINANCIAL AND
  OTHER DATA..........................   35

                                        PAGE
                                        ----
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS................   37
BUSINESS AND PROPERTIES...............   46
MANAGEMENT............................   49
DESCRIPTION OF OTHER INDEBTEDNESS.....   52
DESCRIPTION OF THE REGISTERED NOTES...   54
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS..................   88
PLAN OF DISTRIBUTION..................   88
LEGAL MATTERS.........................   89
EXPERTS...............................   89

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in, or incorporated by reference into, this prospectus. Unless the context otherwise requires:

     - "AmeriGas Partners," "we," "us," "our," "ours" and "ourselves" refer to AmeriGas Partners, L.P. itself or AmeriGas Partners, L.P. and its subsidiaries on a consolidated basis which includes our operating partnership, AmeriGas Propane, L.P.;

     - references to our "general partner" refer to AmeriGas Propane, Inc.;

     - references to AmeriGas Propane or our "operating partnership" refer to AmeriGas Propane, L.P.;

     - references to AmeriGas Eagle Propane refer to AmeriGas Eagle Propane, L.P., formerly Columbia Propane, L.P.; and

     - references to "notes" refer to the old notes and the registered notes.

                                   WHO WE ARE

     We are the largest retail propane distributor in the United States. We serve approximately 1.3 million residential, commercial, industrial, agricultural and motor fuel customers from approximately 700 district locations in 46 states. Our competitive strengths are our experienced and dedicated work force, our national distribution infrastructure and our intense focus on customer satisfaction. Our operations are located primarily in the East Coast, Southeast, Mid-West, Mountain Central and West Coast regions of the United States.

     We acquired Columbia Energy Group's propane distribution businesses, which we refer to as "Columbia Propane" and discuss below, on August 21, 2001. Excluding Columbia Propane, for the twelve months ended June 30, 2001, approximately 72% of total propane gallons we sold were to retail customers, while the remaining 28% were to wholesale customers. For that period, residential customers accounted for 29% of total propane gallons we sold; industrial/commercial customers, 27%; motor fuel customers, 10%; and agricultural customers, 6%. Although sales to residential customers represented only 29% of total propane gallons sold, they accounted for 50% of our total propane margin, reflecting the higher margins for this segment of the market.

     Temperatures based upon heating degree days were 2.9% colder-than-normal in the twelve-month period ended June 30, 2001 compared to weather that was 13.8% warmer-than-normal in the twelve-month period ended June 30, 2000, using historical national weather statistics. Retail propane gallons sold during the twelve-month period ended June 30, 2001 increased 40.3 million gallons to 813.4 million gallons from the twelve months ended June 30, 2000. The increase is mainly due to higher residential heating, commercial and industrial gallons sold due to the colder weather and the impact of acquisitions. Total margin increased 16.1% to $566.0 million in the twelve-month period ended June 30, 2001. The increase is due to higher-than-normal average retail unit margins and greater retail volumes sold. Unit margins in the twelve months ended June 30, 2001 benefited from gains on derivative hedge instruments and favorably priced supply arrangements.

     Since our initial public offering in 1995, we have made 48 acquisitions of propane operations, including Columbia Propane, for an aggregate purchase price of approximately $314 million in cash and 89,000 of our common limited partnership units. In addition, we funded $50 million of the purchase price for Columbia Propane through the sale of 2,356,953 of our common limited partnership units. We typically have an annual target to acquire propane operations with aggregate annual sales of approximately 10 million gallons of propane. In fiscal year 2000, we acquired four propane operations with aggregate annual sales of approximately 24 million gallons of propane for total consideration of approximately $56 million. In fiscal year 2002, our focus will be on integrating Columbia Propane into our operations.

                        ACQUISITION OF COLUMBIA PROPANE

     On August 21, 2001, our operating partnership, AmeriGas Propane, L.P., acquired the propane distribution businesses of Columbia Energy Group for approximately $202 million in cash. These businesses were conducted through Columbia Propane Corporation and its 99% owned subsidiary, Columbia Propane, L.P. Prior to the acquisition, Columbia Propane, based in Richmond, Virginia, was the seventh largest retail propane marketer in the United States, selling approximately 308 million gallons annually from 186 locations in 29 states. For the twelve months ended June 30, 2001, approximately 79% of propane gallons Columbia Propane sold were to retail customers, while the remaining 21% were to wholesale customers. For that period, residential customers accounted for 38% of total propane gallons sold by Columbia Propane; industrial/commercial customers, 32%; motor fuel customers, 1%; and agricultural customers, 8%.

     Following completion of the acquisition, Columbia Propane, L.P. changed its name to AmeriGas Eagle Propane, L.P. and Columbia Propane Corporation changed its name to AmeriGas Eagle Propane, Inc. AmeriGas Propane owns more than 99% of AmeriGas Eagle Propane and an affiliate of Triarc Companies, Inc. retains the remaining interest in AmeriGas Eagle Propane. AmeriGas Propane has become payee under a $138 million intercompany note of AmeriGas Eagle Propane. In connection with the acquisition, AmeriGas Propane assumed various restrictions relating to AmeriGas Eagle Propane and the intercompany note, including indemnification obligations for specified taxes.

     We funded the purchase price for the acquisition and related fees and expenses through the net proceeds of the offering of $200 million of our 8 7/8% senior notes due 2011, the sale of common limited partnership units to Columbia Energy and capital contributions of approximately $3.1 million from our general partner. Our operating partnership used approximately $202 million to pay for the Columbia Propane acquisition, $40 million to pay down existing debt under its bank credit facilities and the remainder to pay fees and expenses of the transactions.

     For the twelve months ended June 30, 2001, Columbia Propane generated approximately $29 million of EBITDA (as defined on page 14), without giving effect to allocation of charges by its then parent entity, Columbia Energy, on total revenues of $402 million. The nine-month period ended June 30, 2001 was a period of rapidly escalating product costs and market volatility which may have resulted in higher-than-normal unit margins for Columbia Propane during this period. These higher-than-normal unit margins may not be sustainable or indicative of Columbia Propane's future results. We anticipate being able to achieve annualized operating cost savings and synergies over the next two fiscal years of up to $24 million as we integrate Columbia Propane into our existing business. We expect to achieve these operating cost savings and synergies from the elimination of redundant operations and facilities and productivity improvements. Although we believe these forward-looking statements are reasonable, we cannot assure you that these operating cost savings, operating synergies and productivity improvements will be achieved. We caution you that our actual results are likely to be different from the estimates presented above. The differences may be material, depending on the circumstances, and may arise because actual facts may differ from our assumptions. For example, we may not be able to achieve operating synergies on a timely basis and actual costs associated with elimination of redundant operations and facilities may exceed our estimates.

                               BUSINESS STRATEGY

     Our business strategy is to increase market share through acquisitions and internal growth, leverage our national and local economies of scale and achieve operating efficiencies through business process improvements.

     ACQUISITIONS. The domestic propane industry is highly fragmented, with over 3,500 retail propane distribution companies. Although we are the largest retail propane distributor in the U.S. following our acquisition of Columbia Propane, our volume only represents approximately 11% of total domestic retail sales. Our management believes there will continue to be numerous opportunities for us to grow through acquisitions. We have successfully integrated many large and small businesses, including entities that, at the time of their acquisition, were larger than ourselves. We achieve efficiencies by reducing operating costs, introducing more effective pricing and operational systems and improving marketing and management programs.

     We regularly consider and evaluate opportunities for growth through the acquisition of local, regional and national propane distributors. We may choose to finance future acquisitions with debt, equity, cash or a combination of the three. We compete for acquisitions with others engaged in the propane distribution business. Although we believe there are numerous potential acquisition candidates in the industry, some of which would be material, there can be no assurance that we will find attractive candidates in the future, or that we will be able to acquire such candidates on economically acceptable terms.

     LEVERAGING OUR NATIONAL PRESENCE. Our national presence is playing an important role in differentiating us from our competition and growing our business. With our national infrastructure, we can offer full service to large, national companies that want to consolidate vendors and reduce operating costs. Two areas of focus for us are our grill cylinder exchange program and our national accounts program. Participation in these programs affords our customers more efficient centralized account management and consistently high-quality service at every location.

     - PPX Program. Our PPX Prefilled Propane Xchange(R) program enables consumers to exchange their empty 20-pound propane grill cylinders for filled cylinders at various retail locations, such as home centers and convenience stores. We inspect, maintain, refill and transport the cylinders and supply one invoice to our PPX retailers. This provides convenience to consumers and profitability to the retailers. The PPX program is also attractive to us because its sales profile is counter-seasonal to our heating sales profile and, accordingly, it generates revenues outside of the propane heating season. PPX is currently available at approximately 16,500 retail locations throughout the country, which has increased from 6,000 locations in fiscal year 1999. Our customers include many of the nation's leading retailers and grocery chains, including Home Depot, Albertson's, Wal-Mart, Lowe's and Circle K.

     - National Accounts Program. Through our national accounts program, we encourage large, multi-location propane users to enter into a supply agreement with us rather than with many small suppliers. We have a dedicated sales force to service our national account customers. As a result, our national accounts program has increased its market share with home improvement centers, national merchandisers, and distribution companies. Our national account gallons increased by more than 10% in fiscal year 2000. Our national account customers include large forklift users, such as Consolidated Freightways and United Parcel Service, along with companies that refill grill cylinders, like U-Haul.

     OPERATIONAL INITIATIVES. We are committed to developing new ways to offer better service to our customers and to improve our productivity. We are implementing changes to our management structure and business processes that are designed to improve the efficiency of field operations such as dispatching delivery trucks, responding to customer calls and handling vital administrative functions. We are shifting to a more functional structure with managers specializing in one activity rather than performing several. We expect these efforts to result in higher customer and employee satisfaction and lower costs as this new structure is fully implemented over the next few years.

     In addition, we are employing a company-wide customer profitability system which allows us to track profit contribution and return on investment by customer. The system enables us to service our customers more profitably primarily by determining the most appropriate tank size for customers, improving delivery schedules and rationalizing customer pricing. Using this system, we are also targeting our marketing efforts to grow the most profitable customer segments.

            AMERIGAS EAGLE FINANCE CORP. AND AP EAGLE FINANCE CORP.

     AmeriGas Eagle Finance Corp. and AP Eagle Finance Corp. are two of our wholly owned subsidiaries. They have nominal assets and do not and will not conduct any operations or have any employees. AmeriGas Eagle Finance and AP Eagle Finance were formed solely for the purpose of acting as co-obligor of the 10% notes and 8 7/8% notes, respectively. They are acting as co-obligors for the notes solely to allow certain institutional investors that might otherwise not be able to invest in our securities because we are a partnership, by reason of the legal investment laws of their states of organization or their charters, to invest in the notes. They did not receive any of the proceeds from the offering of the old notes and will not deduct any interest with respect to the notes. It is anticipated that they will not make any payment with respect to the notes.

                                 OUR STRUCTURE

     AmeriGas Propane, Inc., our sole general partner and a wholly owned indirect subsidiary of UGI Corporation (NYSE:UGI), manages our activities and conducts our business. We also utilize the employees of, and management services provided by, UGI Corporation. The following chart depicts our organization and ownership structure following the acquisition of Columbia Propane. The percentages reflected in the following chart represent the approximate ownership interest in us and our operating partnership, individually, and not on an aggregate basis. Aggregate ownership of the operating partnership is shown in the box entitled "Effective ownership of our operating partnership" in the organizational chart.

                              ORGANIZATIONAL CHART

EFFECTIVE OWNERSHIP OF OUR OPERATING PARTNERSHIP:

Public unitholders' common units............................    42.0%
Columbia Energy's common units..............................     4.9
General partner's common units..............................    30.5
General partner's subordinated units........................    20.6
General partner's general partner interest..................     2.0
                                                               -----
                                                               100.0%

                                  [FLOW CHART]

                                                                             ----------------------------------------------------
                                                                                               UGI CORPORATION
                                                                             ----------------------------------------------------



                                                                                                100% Ownership



                                                                             ----------------------------------------------------
                                                                                                AMERIGAS, INC.
                                                                             ----------------------------------------------------



                                                                                                100% Ownership



                       ----------------                    ----------------  ----------------------------------------------------
                            PUBLIC                         COLUMBIA ENERGY                  AMERIGAS PROPANE, INC.
                         UNITHOLDERS                            GROUP                       (our general partner)
                       ----------------                    ----------------  ----------------------------------------------------



                        42.4% Limited                        5.0% Limited                       51.6% Limited
                       Partner Interest                    Partner Interest                    Partner Interest



                                                                                1% General
                                                                             Partner Interest



---------------------------------------------------------------------------------------------
                                   AMERIGAS PARTNERS, L.P.                                                       1.0101% General
---------------------------------------------------------------------------------------------                    Partner Interest



   100% Ownership       100% Ownership    100% Ownership                     98.9899% Limited
                                                                             Partner Interest



---------------------  ----------------  ----------------  ----------------------------------------------------
  AMERIGAS FINANCE      AMERIGAS EAGLE   AP EAGLE FINANCE                 AMERIGAS PROPANE, L.P.
        CORP.           FINANCE CORP.         CORP.                    (our operating partnership)
---------------------  ----------------  ----------------  ----------------------------------------------------



---------------------------------------
  AFFILIATE OF TRIARC COMPANIES, INC.                              Intercompany Note            100% Ownership
---------------------------------------                              ($138 million)



 Less than 1% Limited Partner Interest                                         -----------------------------------------------
                                                                                         AMERIGAS EAGLE PROPANE, INC.
                                                                                   (formerly, Columbia Propane Corporation)
                                                                             ----------------------------------------------------
                                                           Greater than 98%                                       50% Ownership
                                                           Limited Partner
                                                               Interest
                                                                               Indirect 1%
                                                                             General Partner
                                                                                 Interest
                                         ----------------------------------                                      ----------------
                                            AMERIGAS EAGLE PROPANE, L.P.                                         ATLANTIC ENERGY,
                                         (formerly, Columbia Propane, L.P.)                                            INC.
                                         ----------------------------------                                      ----------------

                  SUMMARY OF THE TERMS OF THE EXCHANGE OFFERS

     On April 4, 2001, we issued in a private placement $60 million in aggregate principal amount of our old 10% notes, and on August 21, 2001, we issued in a private placement $200 million in aggregate principal amount of our old 8 7/8% notes. We entered into a registration rights agreement with the initial purchasers of each series of the old notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the applicable exchange offer for registered notes with substantially identical terms, except that the registered notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer. Unless you are a broker-dealer or unable to participate in the exchange offers, we believe that the notes to be issued in the exchange offers may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. You should read the discussions under the headings "The Exchange Offers" and "Description of the Registered Notes" for further information regarding the registered notes.

Registration Rights
Agreements....................   You are entitled under the registration rights
                                 agreement governing your old notes to exchange your old notes for registered notes with substantially identical terms. The exchange offers are intended to satisfy these rights.
                                 After the exchange offer relating to your series of old notes is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                                 The registration rights agreement governing your old notes requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradable registered notes in the applicable exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See "The Exchange Offers -- Procedures for Tendering."

The Exchange Offers...........   We are offering to exchange:

                                 - $1,000 principal amount of 10% senior notes
                                   due 2006, which have been registered under the Securities Act, for each $1,000 principal amount of our unregistered 10% senior notes due 2006 that were issued on April 4, 2001; and

                                 - $1,000 principal amount of 8 7/8% senior
                                   notes due 2011, which have been registered under the Securities Act, for each $1,000 principal amount of our unregistered 8 7/8% senior notes due 2011 that were issued on August 21, 2001.

                                 In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged.

                                 As of this date, there are $60 million
                                 aggregate principal amount of old 10% notes outstanding and $200 million aggregate principal amount of old 8 7/8% notes outstanding.

                                 We will issue the registered notes promptly after the expiration of the applicable exchange offer.

Resales of the Registered
Notes.........................   We believe that registered notes to be issued
                                 in the exchange offers may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                                 (1) the registered notes are acquired by you in
                                     the ordinary course of your business;

                                 (2) you are not engaging in and do not intend
                                     to engage in a distribution of the
                                     registered notes;

                                 (3) you do not have an arrangement or
                                     understanding with any person to
                                     participate in the distribution of the
                                     registered notes; and

                                 (4) you are not an affiliate of ours, as that
                                     term is defined in Rule 405 under the
                                     Securities Act.

                                 Our belief is based on interpretations by the staff of the Commission, as set forth on no-action letters issued to third parties unrelated to us. The staff has not considered these exchange offers in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to these exchange offers.

                                 If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

                                 Each broker-dealer that is issued registered notes in an exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer the registered notes. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Expiration Dates..............   Each exchange offer will expire at 5:00 p.m.,
                                 New York City time, on                , 2001,
                                 unless we decide to extend the exchange offer.
                                 We do not intend to extend either exchange offer, although we reserve the right to do so.

Conditions to the Exchange
Offers........................   The only conditions to completing an exchange
                                 offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See "The Exchange Offers -- Conditions."

Procedures for Tendering Old
Notes Held in the Form of
  Book-Entry Interests........   The old notes were issued as global securities
                                 in fully registered form without coupons.
                                 Beneficial interests in the old notes which are held by direct or indirect participants in The Depository Trust Company through certificateless depositary interests are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

                                 If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer for your series of notes, you must transmit to First Union National Bank, as exchange agent, on or prior to the expiration of that exchange offer either:

                                 - a written or facsimile copy of a properly
                                   completed and executed letter of transmittal for your series of notes and all other required documents to the address set forth on the cover page of the letter of transmittal; or

                                 - a computer-generated message transmitted by
                                   means of DTC's Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal for your series of notes.

                                 The exchange agent must also receive on or prior to the expiration of the applicable exchange offer either:

                                 - a timely confirmation of book-entry transfer
                                   of your notes into the exchange agent's
                                   account at DTC, in accordance with the
                                   procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offers -- Book-Entry Transfer," or

                                 - the documents necessary for compliance with
                                   the guaranteed delivery procedures described below.

                                 A letter of transmittal for your series of notes accompanies this prospectus. By executing the letter of transmittal for your series of notes or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                                 - the registered notes to be acquired by you in
                                   the applicable exchange offer are being
                                   acquired in the ordinary course of your
                                   business;

                                 - you are not engaging in and do not intend to
                                   engage in a distribution of the registered notes;

                                 - you do not have an arrangement or
                                   understanding with any person to participate in the distribution of the registered notes; and

                                 - you are not our affiliate.

Procedures for Tendering
Certificated Old Notes........   If you are a holder of book-entry interests in
                                 the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "Description of the Registered Notes -- Form of Registered
                                 Notes." No certificated notes are issued and outstanding as of the date of this prospectus.
                                 If you acquire certificated old notes prior to the expiration of the applicable exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading
                                 "The Exchange Offers -- Procedures for
                                 Tendering -- Certificated Old Notes."

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of old notes
                                 and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your series of notes and delivering your notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See "The
                                 Exchange Offers -- Procedures for
                                 Tendering -- Procedures Applicable to All
                                 Holders."

Guaranteed Delivery
Procedures....................   If you wish to tender your old notes and:

                                 (1) they are not immediately available;

                                 (2) time will not permit your old notes or
                                     other required documents to reach the
                                     exchange agent before the expiration of the applicable exchange offer; or

                                 (3) you cannot complete the procedure for
                                     book-entry transfer on a timely basis,

                                 you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offers -- Procedures for Tendering -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of Registered
  Notes.......................   Except under the circumstances described above
                                 under "Conditions to the Exchange Offers," we will accept for exchange any and all old notes which are properly tendered in the exchange offer relating to your series of notes prior to 5:00 p.m., New York City time, on the expiration date for that exchange offer. The registered notes to be issued to you in an exchange offer will be delivered promptly following the expiration date of the exchange offer. See "The Exchange Offers -- Terms of the
                                 Exchange Offers."

Withdrawal....................   You may withdraw the tender of your old notes
                                 at any time prior to 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the applicable exchange offer.

Exchange Agent................   First Union National Bank is serving as the
                                 exchange agent in connection with the exchange offers.

Consequences of Failure to
Exchange......................   If you do not participate in the applicable
                                 exchange offer for your series of old notes, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange
                                 Offers -- Consequences of Failure to Exchange."

Federal Income Tax
Consequences..................   The exchange of old notes should not be a
                                 taxable event for federal income tax purposes.
                                 See "Certain United States Federal Income Tax
                                 Considerations."

                       SUMMARY OF THE TERMS OF THE NOTES

Co-Issuers....................   10% notes -- AmeriGas Partners, L.P. and
                                 AmeriGas Eagle Finance Corp.

                                 8 7/8% notes -- AmeriGas Partners, L.P. and AP Eagle Finance Corp.

Notes Offered.................   $60 million principal amount of Series D 10%
                                 senior notes due 2006 and $200 million
                                 principal amount of Series B 8 7/8% senior notes due 2011, each of which has been registered under the Securities Act.

Maturity Dates................   The 10% notes will mature on April 15, 2006 and
                                 the 8 7/8% notes will mature on May 20, 2011.

Interest Rate and Payment
Dates.........................   Interest on the 10% notes will accrue at the
                                 rate of 10% per annum, payable semiannually in cash in arrears on each April 15 and October
                                 15, commencing on October 15, 2001. Interest on the 8 7/8% notes will accrue at the rate of 8 7/8% per annum, payable semiannually in cash in arrears on each May 20 and November 20, commencing on November 20, 2001.

Optional Redemption...........   We may not redeem the 10% notes at our option
                                 prior to their maturity.

                                 On or after May 20, 2006, we may redeem the 8 7/8% notes at the redemption prices listed in "Description of the Registered Notes -- Optional Redemption." Prior to May 20, 2004, we may redeem up to 33% of the 8 7/8% notes with the proceeds of a public offering of our common equity at the price specified in "Description of the Registered Notes -- Optional Redemption."

Mandatory Offer to
Repurchase....................   If we experience specific kinds of changes in
                                 control, we must offer to repurchase the notes at the prices listed in "Description of the Registered Notes -- Repurchase at the Option of
                                 Holders."

Ranking.......................   The registered notes will be senior unsecured
                                 joint and several obligations of AmeriGas
                                 Partners and AmeriGas Eagle Finance in the case
                                 of the 10% notes, and AmeriGas Partners and AP
                                 Eagle Finance in the case of the 8 7/8% notes.
                                 The registered notes will rank pari passu in
                                 right of payment with all of our other existing
                                 and future senior indebtedness, including the
                                 $85
                                 million aggregate outstanding principal amount of our 10 1/8% senior notes due 2007, and senior in right of payment to all of our existing and future subordinated indebtedness.
                                 The registered notes will be effectively subordinated to all existing and future secured and unsecured indebtedness and other liabilities of our subsidiaries, including our operating partnership. Substantially all of the operating partnership's assets have been pledged to secure indebtedness under the first mortgage notes and the bank credit facilities of the operating partnership. As of June 30, 2001, after giving effect to the offering of the old notes and the Columbia Propane acquisition, we would have had outstanding no subordinated indebtedness, and the aggregate indebtedness and liabilities of our operating partnership and its subsidiaries, including
                                 AmeriGas Eagle Propane, would have been
                                 approximately $871 million, including
                                 approximately $669 million of secured
                                 indebtedness. The registered notes will be non-recourse to our general partner.

Basic Covenants...............   The indenture governing the 10% notes and the
                                 indenture governing the 8 7/8% notes are substantially identical. These indentures, among other things, restrict our ability to:

                                   - make distributions or make certain other
                                     restricted payments;

                                   - borrow money or issue preferred stock;

                                   - enter into sale and leaseback transactions;

                                   - incur liens;

                                   - incur dividend and other payment
                                     restrictions affecting our subsidiaries;

                                   - sell certain assets or merge with or into
                                     other companies;

                                   - enter into transactions with affiliates;
                                     and

                                   - engage in other lines of business.

                                 For more details, see "Description of the Registered Notes -- Certain Covenants."

Registration Rights;
Liquidated Damages............   In connection with the offerings of the old
                                 notes, we granted registration rights to holders of the old notes. We agreed to consummate an offer to exchange each series of old notes for the related series of registered notes and to take other actions in connection with the exchange offers, in each case by the dates specified in the registration rights agreements. In addition, under certain circumstances, we may be required to file a shelf registration statement to cover resales of the old notes held by you.

                                 If we fail to take these actions with respect to a series of notes by the dates specified in the registration rights agreement for those notes, then we will pay liquidated damages to each holder of the applicable series of notes, with respect to the first 90-day period immediately following the occurrence of the first registra-tion default, in an amount equal to $0.05 per week per $1,000 principal amount of notes held by that holder. The amount of liquidated damages will increase by an additional $0.05 per week with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of $0.20 per week for each $1,000 principal amount of the applicable notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease. We are currently paying liquidated damages with respect to the 10% notes.

Form of Notes.................   Each of the registered notes to be issued in an
                                 exchange offer will be represented by one or more global securities deposited with First
                                 Union National Bank for the benefit of DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading "Description of the Registered Notes -- Form of Registered Notes" occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Use of Proceeds...............   We will not receive any cash proceeds upon
                                 completion of the exchange offers.

                                  RISK FACTORS

     You should refer to the section entitled "Risk Factors" for an explanation of the material risks of participating in an exchange offer and investing in the notes.

                             ADDITIONAL INFORMATION

     Our executive offices are located at 460 North Gulph Road, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 337-7000.

       SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

     The following table sets forth certain summary selected historical and pro forma financial and other data of AmeriGas Partners as of and for the fiscal years ended September 30, 1998, 1999 and 2000 and as of and for the nine months ended June 30, 2000 and 2001. It also sets forth certain summary selected unaudited pro forma consolidated financial data included elsewhere in this prospectus which give effect to the acquisition of Columbia Propane as if the acquisition and related transactions had occurred on October 1, 1999 with respect to income statement data, and June 30, 2001 with respect to balance sheet data.

     The summary selected historical financial data or AmeriGas Partners as of and for the fiscal years ended September 30, 1998, 1999 and 2000 are derived from the audited consolidated financial statements of AmeriGas Partners. The summary selected historical financial data of AmeriGas Partners as of and for the nine months ended June 30, 2000 and 2001 are derived from unaudited consolidated financial statements of AmeriGas Partners. We believe, unless otherwise disclosed, that these unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of these financial statements. Results of operations for the interim periods are not necessarily indicative of the results of operations for the entire year due to the seasonal nature of our business.

     The summary selected pro forma financial data are not necessarily indicative of the operating results or financial position of AmeriGas Partners had the acquisition of Columbia Propane been completed as of the dates indicated, nor are they necessarily indicative of future operating results or financial position. The summary selected pro forma financial data are derived from the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this prospectus.

     The summary selected historical and pro forma financial and other data of AmeriGas Partners should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Statements" and our consolidated financial statements and notes related thereto, included in, or incorporated by reference into, this prospectus.

                                                           HISTORICAL                                    PRO FORMA(A)
                                 --------------------------------------------------------------   ---------------------------
                                                                              NINE MONTHS                         NINE MONTHS
                                       YEAR ENDED SEPTEMBER 30,             ENDED JUNE 30,         YEAR ENDED        ENDED
                                 ------------------------------------   -----------------------   SEPTEMBER 30,    JUNE 30,
                                    1998         1999         2000         2000         2001          2000           2001
                                 ----------   ----------   ----------   ----------   ----------   -------------   -----------
                                                   (THOUSANDS OF DOLLARS, EXCEPT RATIOS AND PER UNIT DATA)
INCOME STATEMENT DATA:
  Revenues.....................  $  914,378   $  872,535   $1,120,056   $  899,594   $1,209,084    $1,428,147     $1,555,017
  Operating income.............  $   87,918   $   92,646   $   90,207   $  101,960   $  145,814    $   93,644     $  173,264
  Income before income taxes...  $   21,729   $   26,061   $   15,443   $   47,196   $   86,651    $      112     $  100,869
  Income (loss) before
    accounting changes.........  $   21,402   $   25,635   $   15,196   $   46,960   $   86,551    $      (53)    $  100,577
  Limited partner interest in
    income before
    accounting changes.........  $   21,188   $   25,379   $   15,044   $   46,490   $   85,685    $      (52)    $   99,571
  Income per limited partner
    unit before accounting
    changes -- basic and
    diluted....................  $     0.51   $     0.61   $     0.36   $     1.11   $     1.94    $     0.00     $     2.14
  Ratio of earnings to fixed
    charges(b).................        1.3x         1.3x         1.2x         1.8x         2.3x          1.0x           2.2x
  Average limited partner units
    outstanding -- basic and
    diluted (thousands)........      41,886       41,918       41,969       41,969       44,149        44,326         46,506

                                                           HISTORICAL                                    Pro Forma (a)
                                 --------------------------------------------------------------   ---------------------------
                                            SEPTEMBER 30,                      JUNE 30,
                                 ------------------------------------   -----------------------   SEPTEMBER 30,    JUNE 30,
                                    1998         1999         2000         2000         2001          2000           2001
                                 ----------   ----------   ----------   ----------   ----------   -------------   -----------
                                                                    (Thousands of dollars)
BALANCE SHEET DATA:
  Current assets...............  $  133,346   $  140,569   $  188,845   $  178,069   $  188,748            --     $  234,551
  Total assets.................   1,217,216    1,196,461    1,258,220    1,259,275    1,252,897            --      1,507,833
  Current liabilities
    (excluding debt)...........     144,229      148,513      172,501      124,494      137,424            --        156,337
  Total debt...................     718,994      766,725      887,234      883,428      862,954            --      1,038,938
  Minority interest............       4,049        3,380        2,587        3,174        3,780            --          6,730
  Partners' capital............     299,875      234,041      155,971      211,052      211,503            --        266,475

                                                                  Historical                             Pro Forma (a)
                                             ----------------------------------------------------   ------------------------
                                                                                                                      NINE
                                                                                  NINE MONTHS                        MONTHS
                                                YEAR ENDED SEPTEMBER 30,        ENDED JUNE 30,       YEAR ENDED      ENDED
                                             ------------------------------   -------------------   SEPTEMBER 30,   JUNE 30,
                                               1998       1999       2000       2000       2001         2000          2001
                                             --------   --------   --------   --------   --------   -------------   --------
                                                               (Thousands of dollars, except as specified)
OTHER DATA:
  EBITDA(c)................................  $151,143   $157,524   $157,588   $151,514   $201,049     $176,346      $236,760
  Capital expenditures.....................  $ 31,577   $ 34,577   $ 30,427   $ 22,449   $ 28,624     $ 58,656      $ 42,777
  Total propane margin(d)..................  $423,914   $431,077   $436,062   $364,058   $436,965     $550,460      $554,792
  Total margin.............................  $470,618   $481,767   $491,775   $406,164   $480,380     $617,542      $610,460
  Retail propane gallons sold (millions)...     785.3      783.2      771.2      635.9      678.1      1,003.1         889.9
  Degree days -- % colder (warmer) than
    normal(e)..............................      (8.7)      (9.9)     (13.7)     (14.1)       3.0        (13.7)          3.0

---------------
 (a) For a description of the assumptions used in preparing the Summary Selected Pro Forma Financial and Other Data, see "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this Prospectus.

 (b) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) before income taxes, minority interest and income (loss) from equity investees, plus distributed income of equity investees plus fixed charges. Fixed charges consist of interest expense and the portion of operating leases representative of the interest factor. If the ratio is less than one, no ratio is presented.

 (c) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. We believe that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows from operations that are available for the payment of income taxes, debt service, capital expenditures and dividends and distributions. In addition, EBITDA does not reflect the impact on operating cash flow that may result from changes in working capital. Our method of computing EBITDA may not be comparable to similarly titled measures of other companies.

 (d)  Revenues less related cost of sales.

 (e) Deviation from average heating degree days during the 30-year period from 1961 to 1990, based upon national weather statistics provided by the National Oceanic and Atmospheric Administration for 335 airports in the continental U.S.

                                  RISK FACTORS

     An investment in the registered notes involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in an exchange offer. The factors set forth below, however, are generally applicable to the old notes as well as the registered notes.

RISKS RELATED TO THE NOTES

WE ARE A HOLDING COMPANY AND HAVE NO MATERIAL OPERATIONS OR ASSETS. ACCORDINGLY, WE ARE DEPENDENT ON DISTRIBUTIONS FROM OUR OPERATING PARTNERSHIP TO SERVICE OUR DEBT OBLIGATIONS. THESE DISTRIBUTIONS ARE NOT GUARANTEED AND MAY BE RESTRICTED.

     We are a holding company for our subsidiaries. We have no material operations and only limited assets. Accordingly, we are dependent on cash distributions from AmeriGas Propane, our operating partnership, and its subsidiaries, to service our debt obligations. Our operating partnership is required to distribute all of its available cash each quarter, less the amount of cash reserves that AmeriGas Propane, Inc., our general partner, determines is necessary or appropriate in its reasonable discretion to provide for the proper conduct of our business, to provide funds for distributions over the next four quarters or to comply with applicable law or any of our debt or other agreements. The agreements governing the operating partnership's first mortgage notes and bank credit facilities require the operating partnership to include in its cash reserves amounts for future payments on the first mortgage notes and amounts outstanding under the bank credit facilities. This limits the amount of available cash the operating partnership may distribute to us each quarter.

     In addition, the agreements governing the first mortgage notes and bank credit facilities only permit quarterly distributions if no default exists under those agreements. Those agreements each contain various negative and affirmative covenants applicable to the operating partnership. In addition, the agreements require the operating partnership to maintain specified financial ratios. If the operating partnership violates any of these covenants or requirements, a default may result and distributions would be limited. These covenants limit the operating partnership's ability to:

     - incur other indebtedness;

     - engage in transactions with affiliates;

     - incur liens;

     - make certain restricted payments;

     - enter into certain business combinations and asset sale transactions;

     - engage in new lines of business; and

     - make investments.

WE ARE REQUIRED TO DISTRIBUTE ALL OF OUR AVAILABLE CASH, WHICH MAY LIMIT THE CASH AVAILABLE TO SERVICE THE NOTES.

     Subject to the limitations on restricted payments contained in the indentures governing the notes and the indenture governing our existing 10 1/8% senior notes, our partnership agreement requires us to distribute all of our available cash each quarter to our limited partners and our general partner. As a result of these distribution requirements, we do not expect to accumulate significant amounts of cash. Our general partner will determine the timing and amount of our distributions. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

THE NOTES ARE STRUCTURALLY SUBORDINATED TO ALL INDEBTEDNESS OF OUR OPERATING PARTNERSHIP AND ITS SUBSIDIARIES.

     The notes are effectively subordinated to all existing and future claims of creditors and holders of preferred stock of our operating partnership and its subsidiaries. This is because these creditors and holders of preferred stock will have priority as to the assets of these subsidiaries over our claims and, thereby indirectly, the claims of the holders of the notes. Thus, the notes are effectively subordinated to the claims of the lenders under the bank credit facilities, the holders of the first mortgage notes, trade creditors and all possible future creditors of any of our subsidiaries.

OUR SUBSTANTIAL DEBT COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR DEBT OBLIGATIONS.

     We have substantial indebtedness. After giving effect to the offerings of the old notes, the Columbia Propane acquisition, the amendment of our bank credit facility effective upon completion of the Columbia Propane acquisition and the use of proceeds of the offerings, as of June 30, 2001, we would have had total indebtedness of approximately $1,038.9 million, partners' capital of $266.5 million and a ratio of debt to partners' capital of 3.90 to 1. We would also have had availability under our operating partnership's bank credit facilities of $118.2 million. Subject to the restrictions in the bank credit facilities, the first mortgage notes, the indentures governing the notes and the indenture governing our existing 10 1/8% senior notes, we may incur significant additional indebtedness, which may be secured and/or structurally senior to the notes.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - require us to dedicate a substantial portion of our cash flow from the operating partnership to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general partnership requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     - place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

     If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

RESTRICTIVE COVENANTS IN THE AGREEMENTS GOVERNING OUR INDEBTEDNESS AND THE INDEBTEDNESS OF OUR OPERATING SUBSIDIARY MAY REDUCE OUR OPERATING FLEXIBILITY.

     The indentures governing the notes, the indenture governing our existing
10 1/8% senior notes and the agreements governing the bank credit facilities and the existing first mortgage notes contain various covenants that limit our ability to:

     - incur other indebtedness;

     - engage in transactions with affiliates;

     - incur liens;

     - make certain restricted payments;

     - enter into certain business combinations and asset sale transactions;

     - engage in new lines of business; and

     - make investments.

These restrictions could limit our ability and the ability of our operating partnership to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. The bank credit facilities and the first mortgage notes also require the operating partnership to maintain specified financial ratios and satisfy other financial conditions. The ability of the operating partnership to meet those financial ratios and conditions can be affected by events beyond its control, such as weather conditions and general economic conditions. Accordingly, it may be unable to meet those ratios and conditions. Our breach of any of these covenants or the operating partnership's failure to meet any of these ratios or conditions could result in a default under the terms of the relevant indebtedness, which could cause such indebtedness, and by reason of cross-default provisions, the notes, to become immediately due and payable. If we were unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them to secure that indebtedness. If the lenders under the bank credit facilities or the first mortgage notes so accelerate the repayment of borrowings, we may not have sufficient assets to repay our indebtedness, including the notes.

WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Upon the occurrence of "change of control" events specified in the "Description of the Registered Notes," you may require us to purchase your notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any. The terms of the bank credit facilities and the first mortgage notes limit our ability to purchase your notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may be unable to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the bank credit facilities and the first mortgage notes and other indebtedness with similar restrictions. We may not have the financial resources to purchase your notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. The bank credit facilities and the first mortgage notes currently provide that certain change of control events will constitute a default and could result in the acceleration of the indebtedness under those agreements.

IF YOU FAIL TO EXCHANGE YOUR OLD NOTES, THEY WILL CONTINUE TO BE RESTRICTED SECURITIES AND MAY BECOME LESS LIQUID.

     Old notes which you do not tender or we do not accept will, following the exchange offers, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue registered notes in exchange for the old notes pursuant to the exchange offers only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

     Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in an exchange offer will reduce the aggregate principal amount of the old notes of that series outstanding. Following the exchange offers, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.

THERE MAY BE NO ACTIVE TRADING MARKET FOR THE REGISTERED NOTES TO BE ISSUED IN THE EXCHANGE OFFERS.

     The registered notes are a new issue of securities for which there is no established market. We cannot assure you with respect to:

     - the liquidity of any market for the registered notes that may develop;

     - your ability to sell registered notes; or

     - the price at which you will be able to sell the registered notes.

     If a public market were to exist, the registered notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the registered notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the registered notes is currently anticipated.

ISSUANCE OF THE NOTES MAY BE SUBJECT TO FRAUDULENT CONVEYANCE LAWS.

     Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if at the time we incurred the debt evidenced by the notes we either:

          (1) incurred the indebtedness with the intent to hinder, delay or defraud creditors; or

          (2) received less than reasonably equivalent value or fair consideration for incurring the indebtedness, and

             - were insolvent at the time of incurrence;

             - were rendered insolvent by reason of the incurrence (and the application of the proceeds thereof);

             - were engaged or were about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

             - intended to incur, or believed that we would incur, debts beyond our ability to pay the debts as they matured;

then, in each case, a court of competent jurisdiction could (1) void, in whole or in part, the notes, and direct the repayment of any amounts paid thereunder to our creditors, (2) subordinate the notes to our obligations to our existing and future creditors or (3) take other actions detrimental to the noteholders.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in each case. On the basis of financial and other information, recent operating history and other factors, we believe that the notes are incurred for proper purposes and in good faith and that we (1) are solvent and will continue to be solvent after issuance of the notes, (2) have sufficient capital for carrying on our business and (3) will be able to pay our debts as they mature.

RISKS ASSOCIATED WITH THE ACQUISITION OF COLUMBIA PROPANE

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE COLUMBIA PROPANE INTO OUR BUSINESS, WE COULD INCUR UNANTICIPATED COSTS, OUR OPERATIONS COULD BE DISRUPTED AND OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON THE NOTES MAY BE IMPAIRED.

     Upon our acquisition of Columbia Propane, we significantly increased our size. Our ability to integrate Columbia Propane with our existing business will impact the future success of our business, and thus our ability to pay principal and interest on the notes. Our integration strategies are subject to numerous conditions beyond our control, including general negative economic trends and competition. We may be unable to achieve the anticipated cost savings and synergies from the acquisition.

     The successful integration of Columbia Propane will require us to, among other things, retain key employees of Columbia Propane. These employees may decide not to work for us. Our failure to retain key employees could disrupt our ongoing business. In addition, the Columbia Propane acquisition will require additional attention from, and place substantial demands upon, our senior management, which may divert their attention from and make it more difficult for them to manage our business.

AS A RESULT OF OUR ACQUISITION OF COLUMBIA PROPANE, WE COULD BE LIABLE FOR LOSSES TRIARC MAY INCUR UNDER THE PURCHASE AGREEMENT BETWEEN TRIARC AND AMERIGAS EAGLE PROPANE AND ITS AFFILIATES. WE ARE ALSO SUBJECT TO LIMITATIONS ON THE OPERATION OF AMERIGAS EAGLE PROPANE WHICH, IF BREACHED, COULD TRIGGER OUR INDEMNITY OBLIGATIONS.

     In connection with our acquisition of Columbia Propane, our operating partnership became the payee under a $138 million intercompany note of AmeriGas Eagle Propane. In connection with this note and the purchase agreement under which AmeriGas Eagle Propane, Inc. acquired the Columbia Propane business from Triarc (the "1999 Columbia/Triarc purchase agreement"), we became subject to restrictions on our ability to operate AmeriGas Eagle Propane. These restrictions, which effectively continue until July 2009, will limit our ability to, among other things:

     - prepay, defease, purchase or otherwise retire the intercompany note unless it is replaced by equivalent debt with no greater amortization;

     - modify the intercompany note so as to eliminate or limit the recourse liability of Triarc;

     - convert AmeriGas Eagle Propane into a corporation for federal income tax purposes, including by way of any merger or consolidation;

     - allow any third party to assume, guarantee, indemnify against or otherwise incur any liability relating to the intercompany note; or

     - take or fail to take any action that would reduce the share of the intercompany note allocated to Triarc for federal income tax purposes.

     Without becoming obligated to indemnify Triarc for any resulting tax losses, we may not:

     - make any material change in certain federal income tax positions, methods, principles or elections of AmeriGas Eagle Propane;

     - sell or dispose of certain assets of AmeriGas Eagle Propane if doing so would result in a gain of more than $5 million per year on a cumulative basis to be allocated to Triarc; or

     - increase the carrying value of certain assets of AmeriGas Eagle Propane for income tax purposes.

     These restrictions on our ability to operate AmeriGas Eagle Propane could have a material adverse effect on us.

     AmeriGas Eagle Propane and certain of its affiliates are obligated to indemnify Triarc and its affiliates for tax or other cash losses they may incur as a result of the breach of the foregoing restrictions and any other actions in violation of the 1999 Columbia/Triarc purchase agreement that cause Triarc to recognize a taxable gain or result in other losses for Triarc. These include breaches that Triarc may claim result from our acquisition of Columbia Propane and related transactions. Under the agreement for our acquisition of Columbia Propane, we agreed to apportion between us and Columbia Energy losses under the Triarc indemnity due to our acts or omissions or resulting from our acquisition of Columbia Propane and related transactions. In addition, our operating partnership agreed with AmeriGas Eagle Propane, Inc. to take all actions necessary to ensure that AmeriGas Eagle Propane, Inc. will have sufficient available funds to satisfy all of its obligations and liabilities to Triarc under the indemnification provisions of the 1999 Columbia/Triarc purchase agreement.

TRIARC MAY SUE US AND/OR COLUMBIA ENERGY IN CONNECTION WITH OUR ACQUISITION OF COLUMBIA PROPANE.

     During the course of our negotiations with Columbia Energy, we and Columbia Energy had several discussions with Triarc concerning the Columbia Propane acquisition. During these discussions and in related correspondence, Triarc expressed concerns as to whether, in relation to the Columbia Propane acquisition, Triarc's rights as a limited partner of AmeriGas Eagle Propane were being respected and whether the acquisition would trigger the tax indemnity provisions of the 1999 Columbia/Triarc purchase agreement. While we believe we restructured the Columbia Propane acquisition to address Triarc's substantive concerns, we did not obtain Triarc's consent to the Columbia Propane acquisition. Further, while we and Columbia Energy believe that Triarc's consent was not required under the relevant agreements governing Columbia Energy's relationship with Triarc, Triarc may disagree with our conclusions. If Triarc believes that our acquisition of Columbia Propane acquisition breached a contractual or legal obligation that Columbia Energy or any of the Columbia Propane entities owed to it, Triarc may sue us, Columbia Energy and/or any of the Columbia Propane entities for damages. Under the terms of our agreement with Columbia Energy governing our acquisition of Columbia Propane, we will be responsible for one-third of the first $3.0 million of the losses and two-thirds of any additional losses that Triarc suffers, calculated pursuant to a tax gross-up formula set forth in the 1999 Columbia/Triarc purchase agreement.

RISKS INHERENT IN THE BUSINESS OF AMERIGAS PARTNERS

WEATHER CONDITIONS AFFECT THE DEMAND FOR PROPANE.

     Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many of our customers rely heavily on propane as a heating fuel. Accordingly, the volume of propane sold is at its highest during the five-month peak heating season of November through March and is directly affected by the severity of the winter weather. Approximately 55% to 60% of our retail propane volumes are sold during these months. In recent years, warmer-than-normal weather in our service territory has reduced demand for propane and other energy sources for heating purposes below normal levels, which has had an adverse effect on our operating results. There can be no assurance that normal winter weather in our service territory will occur in the future.

THE RETAIL PROPANE INDUSTRY IS MATURE AND COMPETITIVE.

     The retail propane industry is mature, with only limited growth in total demand for the product foreseen. We expect the overall demand for propane to remain relatively constant over the next several years, with year-to-year industry volumes being impacted primarily by weather patterns. Therefore, our ability to grow within the industry is dependent on our ability to acquire other retail distributors and to achieve internal growth. This includes:

     - expansion of our PPX Prefilled Propane Xchange program, through which consumers can exchange an empty propane grill cylinder for a filled one;

     - expansion of our national accounts program, through which we encourage large, multi-location propane users to enter into a supply agreement with us rather than with many small suppliers; and

     - the success of our marketing programs designed to increase sales to targeted customer segments.

     We compete with other distributors of propane, including several major companies and several thousand small independent operators. In recent years, some rural electric cooperatives and fuel oil distributors have expanded their businesses to include propane distribution and we compete with them as well. Generally, competition in the past few years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. Our ability to compete effectively depends on the reliability of our service, our responsiveness to customers and our ability to maintain competitive retail prices.

THE RETAIL PROPANE BUSINESS EXPERIENCES COMPETITION FROM OTHER ENERGY SOURCES.

     Propane is sold in competition with other sources of energy, some of which are less costly for equivalent energy value. We compete for customers against suppliers of electricity, fuel oil and natural gas. Electricity is a major competitor of propane, but propane generally enjoys a substantial competitive price advantage over electricity for home heating use. Several states have adopted or are considering proposals that would substantially deregulate the generation portion of the electric utility industry and thereby permit retail electric customers to choose their electricity supplier. Proponents of electric utility deregulation believe that competition will ultimately reduce the cost of electricity, and a drop in the price of electricity could adversely affect propane's existing competitive price advantage over electricity.

     Fuel oil is also a major competitor of propane and is generally less expensive than propane. Furnaces and appliances that burn propane will not operate on fuel oil and vice versa, however, so a conversion from one fuel to the other requires the installation of new equipment. Our customers generally have an incentive to switch to fuel oil only if fuel oil becomes and is expected to remain significantly less expensive than propane. Historically, except for certain industrial and commercial applications, propane has not been generally competitive with natural gas in areas where natural gas pipelines already exist, because natural gas has been a significantly less expensive source of energy than propane. The gradual expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that previously depended upon propane. In addition, we cannot predict the effect that the development of alternative energy sources might have on our operations.

WE ARE SUBJECT TO PRICING AND INVENTORY RISK.

     The retail propane business is a "margin-based" business in which gross profits are dependent upon the excess of the sales price over the propane supply costs. Propane is a commodity and, as such, its unit price is subject to volatile changes in response to changes in supply or other market conditions. We have no control over these market conditions. Consequently, the unit price of the propane that we and other marketers purchase can change rapidly over a short period. Most of our product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major storage points such as Mont Belvieu, Texas or Conway, Kansas. Because our profitability is sensitive to changes in wholesale propane costs, we generally seek to pass on increases in the cost of propane to our customers. There is no assurance, however, that we will always be able to pass on product cost increases fully, particularly when product costs rise rapidly.

WE ARE DEPENDENT ON OUR PRINCIPAL SUPPLIERS, WHICH INCREASES THE RISK OF AN INTERRUPTION IN SUPPLY.

     Supplies of propane historically have been readily available. During the fiscal year ended September 30, 2000, we purchased approximately 65% of our propane from 10 suppliers. We believe that if supplies from these sources were interrupted, we would be able to secure adequate propane supplies from other sources without a material disruption of our operations. However, the cost of procuring replacement supplies might be materially higher and, at least on a short-term basis, our margins could be affected. Additionally, in certain market areas some of our suppliers provide 70% to 80% of our propane requirements. Disruptions in supply in these areas could also have an adverse impact on our margins.

WE ARE SUBJECT TO OPERATING AND LITIGATION RISKS WHICH MAY NOT BE COVERED BY INSURANCE.

     Our business is subject to all of the operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing combustible liquids, such as propane, for use by consumers. As a result, we are sometimes a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in such amounts and with such coverages and deductibles as our general partner believes are reasonable and prudent. There can be no assurance, however, that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices.

ENERGY EFFICIENCY AND TECHNOLOGY TRENDS MAY AFFECT DEMAND FOR PROPANE.

     Retail customers primarily use propane as a heating fuel. The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has slowed the growth of demand for propane by retail gas customers. We are not able to predict the effect that future conservation measures or advances in heating, conservation or other devices might have on our operations.

OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY GOVERNMENTAL REGULATION AND ASSOCIATED ENVIRONMENTAL AND REGULATORY COSTS.

     The propane business is subject to a wide range of federal and state laws and regulations related to environmental and other matters. We have implemented environmental programs and policies designed to avoid potential liability and costs under applicable environmental laws. It is possible, however, that new environmental regulations could be passed which might adversely impact our operations, costs associated with the storage and transportation of propane or the costs of compliance with operating or other regulatory permits.

                           FORWARD-LOOKING STATEMENTS

     Some information in this prospectus and the documents that we have incorporated by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such statements use forward-looking words such as "believe," "plan," "anticipate," "continue," "estimate," "expect," "may," "will," or other similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future.

     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can inspect and/or copy these reports and other information at the principal offices of the Commission located at Judiciary Plaza, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and over the Internet at the Commission's website at http://www.sec.gov. Copies of such material can be obtained by mail at prescribed rates from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the operation of the Public Reference Room.

     We also provide information to the New York Stock Exchange because our common units are traded on the New York Stock Exchange. You may obtain reports and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     We incorporate by reference information that we file with the Commission. This means that we disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered a part of this prospectus. Any information we file with the Commission after the date of this prospectus and until this exchange offer is completed will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the Commission and any filings that we will make with the Commission in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this exchange offer is completed:

          (1) our annual report on Form 10-K for the year ended September 30, 2000;

          (2) our quarterly reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001; and

          (3) our current reports on Form 8-K dated January 11, 2001, January 31, 2001, April 10, 2001, May 2, 2001, July 23, 2001, August 8, 2001 (as
     amended on Form 8-K/A dated August 9, 2001) and August 21, 2001 (as amended on Form 8-K/A dated November 5, 2001).

     This prospectus contains summaries, which we believe to be accurate, of the terms we consider material of certain documents, but reference is made to the actual documents, copies of which are available upon request to AmeriGas Partners, L.P., P.O. Box 965, Valley Forge, Pennsylvania 19482, telephone 610-337-7000, Attention: Robert W. Krick, Treasurer, for the complete information contained in those documents.

                                THE ACQUISITION

     On August 21, 2001, our operating partnership, AmeriGas Propane, acquired the propane distribution businesses of Columbia Energy Group for approximately $202 million. These businesses were conducted through Columbia Propane Corporation and its 99% owned subsidiary, Columbia Propane, L.P. Prior to the acquisition, Columbia Propane was the seventh largest retail propane marketer in the United States, selling approximately 308 million gallons annually from 186 locations in 29 states.

     The acquisition of Columbia Propane involved a series of steps, as a result of which:

     - Columbia Propane Corporation transferred substantially all of its assets to our operating partnership;

     - Columbia Propane Corporation became a direct wholly owned subsidiary of our operating partnership and changed its name to AmeriGas Eagle Propane, Inc.;

     - Columbia Propane, L.P. became over 98% directly owned by our operating partnership and approximately 1% indirectly owned through AmeriGas Eagle Propane, Inc. and changed its name to AmeriGas Eagle Propane, L.P.;

     - Columbia Energy Group purchased 2,356,953 of our common limited partnership units for $50 million;

     - our operating partnership purchased from Columbia Propane Corporation and became the payee under a $138 million intercompany note of AmeriGas Eagle Propane due in July 2009; and

     - our operating partnership made a capital contribution to AmeriGas Eagle Propane of assets with a net agreed value of $280 million, in exchange for a limited partnership interest in AmeriGas Eagle Propane of equal value, based upon the net agreed value assigned to the assets, as confirmed by an independent valuation firm.

     The remaining interest in AmeriGas Eagle Propane is owned by an affiliate of Triarc Companies, Inc. as a special limited partner. In connection with the acquisition, we assumed various restrictions relating to AmeriGas Eagle Propane and the intercompany note. These restrictions, which effectively continue until July 2009, limit our ability to, among other things:

     - prepay, defease, purchase or otherwise retire the intercompany note unless it is replaced by equivalent debt with no greater amortization;

     - modify the intercompany note so as to eliminate or limit the recourse liability of Triarc;

     - convert AmeriGas Eagle Propane into a corporation for federal income tax purposes, including by way of any merger or consolidation;

     - allow any third party to assume, guarantee or indemnify against or otherwise incur any liability relating to the intercompany note; or

     - take or fail to take any action that would reduce the share of the intercompany note allocated to Triarc for federal income tax purposes.

     Without becoming obligated to indemnify Triarc for any resulting tax losses, we may not:

     - make any material change in the federal income tax positions, methods, principles or elections of AmeriGas Eagle Propane;

     - sell or dispose of certain assets of AmeriGas Eagle Propane if doing so would result in a gain of more than $5 million per year on a cumulative basis to be allocated to Triarc; or

     - increase the carrying value of certain assets of AmeriGas Eagle Propane for income tax purposes.

     The Columbia Propane entities we acquired are obligated to indemnify Triarc and its affiliates for tax or other cash losses they may incur as a result of the breach of the foregoing restrictions and any other actions in violation of the 1999 Columbia/Triarc purchase agreement that cause Triarc to recognize a taxable gain or result in other losses for Triarc. These include breaches resulting from our acquisition of Columbia Propane and related transactions. Under the agreement for our acquisition of Columbia Propane, we agreed to apportion between us and Columbia Energy any losses under the Triarc indemnity due to our acts or omissions or resulting from our acquisition of Columbia Propane and related transactions as follows:

     - If the Triarc indemnity is triggered as a result of our acquisition of Columbia Propane, we agreed with Columbia Energy to be responsible for one-third of the first $3 million of such losses and two-thirds of any additional losses, with the remaining portion being borne by Columbia Energy.

     - If the Triarc indemnity is triggered as a result of any acts or omissions by us, our operating partnership, our general partner, the Columbia Propane entities we acquired or our affiliates following the acquisition (or any breaches of certain other representations, warranties and covenants), we will be responsible for all of the Triarc indemnity.

     - If the Triarc indemnity is triggered as a result of any acts or omissions by Columbia Energy or its affiliates prior to our acquisition of Columbia Propane, Columbia Energy will be responsible for all of the Triarc indemnity.

     In addition, our operating partnership has agreed with AmeriGas Eagle Propane, Inc. to take all actions necessary to ensure that AmeriGas Eagle Propane, Inc. will have sufficient available funds to satisfy all of its obligations and liabilities to Triarc under the indemnification provisions of the 1999 Columbia/Triarc purchase agreement. This obligation will be limited to the amount of payments expressly required to be made by AmeriGas Eagle Propane, Inc. under the 1999 Columbia/Triarc purchase agreement, and will be subject to the limitations contained in that agreement that are applicable to AmeriGas Eagle Propane, Inc. and all set-off rights and other defenses applicable to it.

     Pursuant to the purchase agreement for our acquisition of Columbia Propane, we and Columbia Energy agreed to indemnify each other for losses and expenses incurred as a result of a breach of our respective representations, warranties and covenants contained in the agreement, subject to various limitations and exceptions.

     For the twelve months ended June 30, 2001, Columbia Propane generated approximately $29 million of EBITDA, without giving effect to allocation of charges by its then parent entity, Columbia Energy, on total revenues of $402 million. The nine-month period ended June 30, 2001 was a period of rapidly escalating product costs and market volatility which may have resulted in higher-than-normal unit margins for Columbia Propane during this period. These higher-than-normal unit margins may not be sustainable or indicative of Columbia Propane's future results. We anticipate being able to achieve annualized operating cost savings and synergies over the next two fiscal years of up to $24 million as we integrate Columbia Propane into our existing business. We expect to achieve these operating cost savings and synergies from the elimination of redundant operations and facilities and productivity improvements. Although we believe these forward-looking statements are reasonable, we cannot assure you that these operating cost savings, operating synergies and productivity improvements will be achieved. We caution you that our actual results are likely to differ from the estimates presented above. The differences may be material, depending on the circumstances, and may arise because actual facts may differ from our assumptions. For example, we may not be able to achieve operating synergies on a timely basis and actual costs associated with elimination of redundant operations and facilities may exceed our estimates.

     For a discussion of certain risks associated with our acquisition of Columbia Propane, including the risk that Triarc will sue for money damages, see "Risk Factors -- Risks Associated with the Acquisition of Columbia Propane."

                                USE OF PROCEEDS

     We will not receive any cash proceeds upon completion of the exchange offers.

                              THE EXCHANGE OFFERS

PURPOSE AND EFFECT

     We issued the old 10% notes in a private placement on April 4, 2001 and the old 8 7/8% notes in a private placement on August 21, 2001. Each offering was to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with each of these issuances, we entered into an indenture and a registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offers and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offers, our obligations with respect to the registration of the old notes and the registered notes will terminate. Copies of the indenture relating to each series of the old notes and the related registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. We refer to these indentures in this prospectus as the "indentures."

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in an exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

          (1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

          (3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

     If you tender in an exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in an exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

     If you will not receive freely tradeable registered notes in an exchange offer or are not eligible to participate in an exchange offer, you can elect, by indicating on the letter of transmittal for your series of notes and providing certain additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of three years following the date of original issuance of the old notes or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "-- Procedures for Tendering" below.

CONSEQUENCES OF FAILURE TO EXCHANGE

     After we complete the exchange offer for your series of old notes, if you have not tendered your old notes you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer. We will issue $1,000 principal amount of the appropriate series of registered notes in exchange for each $1,000 principal amount of the same series of old notes accepted in the exchange offer for that series of notes. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

     The forms and terms of the registered notes are substantially the same as the forms and terms of the old notes, except that the notes to be issued in the exchange offers have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, their respective indenture. The indentures also govern the old notes. Each series of registered notes and related old notes will be deemed one issue of notes under the respective indentures.

     As of the date of this prospectus, $60 million in aggregate principal amount of the old 10% notes and $200 million in aggregate principal amount of the old 8 7/8% notes were outstanding. This prospectus, together with the appropriate letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offers under the Delaware General Corporation Law or the indentures. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

     We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted notes, without expense, to the tendering holder as promptly as practicable after the expiration date of the applicable exchange offer.

     You will not be required to pay brokerage commissions or fees or, except as set forth below under "-- Transfer Taxes," transfer taxes with respect to the exchange of your old notes in an exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offers. See "-- Fees and Expenses" below.

EXPIRATION DATES; AMENDMENTS

     Each exchange offer will expire at 5:00 p.m., New York City time, on
[               ], 2001, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend either exchange offer, although we reserve the right to do so. If we extend an exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of the applicable series of notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

     We also reserve the right, in our sole discretion,

          (1) to delay accepting any old notes or, if any of the conditions set forth below under "-- Conditions" have not been satisfied or waived, to terminate an exchange offer by giving oral or written notice of such delay or termination to the exchange agent, or

          (2) to amend the terms of an exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

     We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of an exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

PROCEDURES FOR TENDERING

  Book-Entry Interests

     The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer for your series of notes, you must transmit to the exchange agent on or prior to the expiration date for that exchange offer either:

          (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal for your series of notes, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

          (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver old notes held in the form of book-entry interests:

          (1) a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

          (2) you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL FOR YOUR OLD NOTES AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE APPLICABLE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  Certificated Old Notes

     Only registered holders of certificated old notes may tender those notes in an exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer for your series of notes, you must transmit to the exchange agent on or prior to the applicable expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated old notes:

          (1) the certificates representing your old notes must be received by the exchange agent prior to the applicable expiration date; or

          (2) you must comply with the guaranteed delivery procedures described below.

  Procedures Applicable to All Holders

     If you tender an old note and you do not withdraw the tender prior to the applicable expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for your series of notes.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for your series of notes and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

          (1) old notes tendered in the applicable exchange offer are tendered either

             (A) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the holder's letter of transmittal or

             (B) for the account of an eligible institution; and

          (2) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

     If the letter of transmittal for your series of notes is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

     If the letter of transmittal for your series of notes or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal for your series of notes proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal for the 10% notes and the letter of transmittal for the 8 7/8% notes, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1) you improperly tender your old notes;

          (2) you have not cured any defects or irregularities in your tender;
     and

          (3) we have not waived those defects, irregularities or improper tender.

     The exchange agent will return your notes, unless otherwise provided in the letter of transmittal for your series of notes, as soon as practicable following the expiration of the applicable exchange offer.

     In addition, we reserve the right in our sole discretion to:

          (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offers;

          (2) terminate either or both exchange offers; and

          (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers could differ from the terms of the exchange offers.

     By tendering, you will represent to us that, among other things:

          (1) the registered notes to be acquired by you in the applicable exchange offer are being acquired in the ordinary course of your business;

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the applicable exchange offer;

          (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the applicable exchange offer; and

          (4) you are not our "affiliate," as defined under Rule 405 of the Securities Act.

     In all cases, issuance of registered notes for old notes that are accepted for exchange in an exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal for your series of notes, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the applicable exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the applicable exchange offer.

  Guaranteed Delivery Procedures

     If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

          (1) you tender through an eligible financial institution;

          (2) on or prior to 5:00 p.m., New York City time, on the applicable expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal for your series of notes and notice of guaranteed delivery for your series of notes, substantially in the form provided by us; and

          (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal for your series of notes, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery for your series of notes.

     The notice of guaranteed delivery for your series of notes may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

          (1) your name and address;

          (2) the amount of old notes you are tendering; and

          (3) a statement that your tender is being made by the notice of guaranteed delivery for your series of notes and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

             (A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

             (B) a written or facsimile copy of the letter of transmittal for your series of notes, or a book-entry confirmation instead of the letter of transmittal; and

             (C) any other documents required by the letter of transmittal for your series of notes.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of each exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the applicable account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's applicable account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

          (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's applicable account at DTC; or

          (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the applicable expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer for your series of notes.

     For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the applicable expiration date.

     The notice of withdrawal must:

          (1) state your name;

          (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

          (3) be signed by you in the same manner as you signed the letter of transmittal for your series of notes when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

          (4) specify the name in which the old notes are to be registered, if different from yours.

     We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of an exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the applicable expiration date.

CONDITIONS

     Notwithstanding any other provision of the applicable exchange offer and subject to our obligations under the related registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events occur:

          (1) any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

          (2) the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the applicable exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

     The exchange offers are not conditioned on any minimum principal amount of old notes being tendered for exchange and are not conditioned upon the successful completion of each other.

EXCHANGE AGENT

     We have appointed First Union National Bank as exchange agent for the exchange offers. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal for your series of notes and other related documents should be directed to the exchange agent addressed as follows:

                     By Registered or Certified Mail, by Hand
                             or by Overnight Courier:

                             First Union National Bank
                          1525 West W.T. Harris Boulevard
                                    NC1153 3C3
                       Charlotte, North Carolina 28262-1153
                       Attention: Corporate Trust Operations

By Facsimile: (704) 590-7628                        By Telephone: (704) 590-7410

     The exchange agent also acts as trustee under each of the indentures.

FEES AND EXPENSES

     We will not pay brokers, dealers, or others soliciting acceptances of the exchange offers. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offers. These are estimated in the aggregate to be approximately $150,000, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in an exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will amortize the expense of each exchange offer over the term of the registered notes under generally accepted accounting principles.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of June 30, 2001 on an actual basis and on a pro forma basis giving effect to (1) the Columbia Propane acquisition (including funding of a working capital adjustment of $12.7 million through borrowings under the acquisition facility), (2) the offering of the old 8 7/8% notes, (3) the issuance of common limited partnership units to Columbia Energy, (4) the capital contributions by our general partner in order to maintain its aggregate 1% general partner interest in AmeriGas Partners and its aggregate 1.01% general partner interest in our operating partnership and (5) the application of the proceeds from these financings, as if these transactions all occurred on June 30, 2001. You should read this table in conjunction with our Unaudited Pro Forma Condensed Combined Financial Statements and consolidated financial statements and the notes to those financial statements included in or incorporated by reference into this prospectus.

                                                                 AS OF JUNE 30, 2001
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                               (THOUSANDS OF DOLLARS)
Short-term debt, including current portion of long-term
  debt:
  Bank loans................................................  $    9,000    $       --
  Current maturities of long-term debt......................      66,639        66,801
                                                              ----------    ----------
     Total short-term debt..................................      75,639        66,801
                                                              ----------    ----------
Long-term debt:
  10 1/8% senior notes due 2007.............................     100,000       100,000
  10% senior notes due 2006.................................      59,769        59,769
  8 7/8% senior notes due 2011..............................          --       200,000
  First mortgage notes......................................     553,223       553,223
  Acquisition facility......................................      70,000        52,714
  Other.....................................................       4,323         6,431
                                                              ----------    ----------
     Total long-term debt...................................     787,315       972,137
                                                              ----------    ----------
Minority interest...........................................       3,780         6,730
Partners' capital...........................................     211,503       266,475
                                                              ----------    ----------
          Total capitalization..............................  $1,078,237    $1,312,143
                                                              ==========    ==========

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

     The following table sets forth certain selected historical financial and other data of AmeriGas Partners as of and for the fiscal years ended September 30, 1996, 1997, 1998, 1999 and 2000, and as of and for the nine-month periods ended June 30, 2000 and 2001.

     The selected historical financial data of AmeriGas Partners as of and for the fiscal years ended September 30, 1996, 1997, 1998, 1999 and 2000 are derived from the audited consolidated financial statements of AmeriGas Partners. The selected historical financial data of AmeriGas Partners as of and for the nine-month periods ended June 30, 2000 and 2001 are derived from unaudited consolidated financial statements of AmeriGas Partners. We believe, unless otherwise disclosed, that these unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of these financial statements. Results of operations for the interim periods are not necessarily indicative of the results of operations for the entire year due to the seasonal nature of our business.

     The selected historical financial and other data of AmeriGas Partners should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes related thereto, included in, or incorporated by reference into, this prospectus.

                                                            YEAR ENDED                                   NINE MONTHS
                                                          SEPTEMBER 30,                                ENDED JUNE 30,
                                  --------------------------------------------------------------   -----------------------
                                     1996         1997         1998         1999         2000         2000         2001
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                  (THOUSANDS OF DOLLARS, EXCEPT RATIOS AND PER UNIT DATA)
INCOME STATEMENT DATA:
  Revenues......................  $1,013,225   $1,077,825   $  914,378   $  872,535   $1,120,056   $  899,594   $1,209,084
  Operating income..............  $   72,866   $  110,373   $   87,918   $   92,646   $   90,207   $  101,960   $  145,814
  Income before income taxes....  $   10,084   $   44,715   $   21,729   $   26,061   $   15,443   $   47,196   $   86,651
  Income before accounting
    changes.....................  $   10,238   $   43,980   $   21,402   $   25,635   $   15,196   $   46,960   $   86,551
  Limited partner interest in
    income before accounting
    changes.....................  $   10,136   $   43,540   $   21,188   $   25,379   $   15,044   $   46,490   $   85,685
  Income per limited partner
    unit before accounting
    changes -- basic and
    diluted.....................  $     0.24   $     1.04   $     0.51   $     0.61   $     0.36   $     1.11   $     1.94
  Ratio of earnings to fixed
    charges(a)..................        1.1x         1.6x         1.3x         1.3x         1.2x         1.8x         2.3x
  Average limited partner units
    outstanding -- basic and
    diluted (thousands).........      41,729       41,799       41,886       41,918       41,969       41,969       44,149

                                                          SEPTEMBER 30,                                   JUNE 30,
                                  --------------------------------------------------------------   -----------------------
                                     1996         1997         1998         1999         2000         2000         2001
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                   (THOUSANDS OF DOLLARS)
BALANCE SHEET DATA:
  Current assets................  $  199,452   $  183,091   $  133,346   $  140,569   $  188,845   $  178,069   $  188,748
  Total assets..................   1,360,292    1,318,661    1,217,216    1,196,461    1,258,220    1,259,275    1,252,897
  Current liabilities (excluding
    debt).......................     157,182      146,449      144,229      148,513      172,501      124,494      137,424
  Total debt....................     707,453      718,728      718,994      766,725      887,234      883,428      862,954
  Minority interest.............       5,497        5,043        4,049        3,380        2,587        3,174        3,780
  Partners' capital.............     442,236      397,537      299,875      234,041      155,971      211,052      211,503

                                                            YEAR ENDED                                   NINE MONTHS
                                                          SEPTEMBER 30,                                ENDED JUNE 30,
                                  --------------------------------------------------------------   -----------------------
                                     1996         1997         1998         1999         2000         2000         2001
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                        (THOUSANDS OF DOLLARS, EXCEPT AS SPECIFIED)
OTHER DATA:
  EBITDA(b).....................  $  134,497   $  172,377   $  151,143   $  157,524   $  157,588   $  151,514   $  201,049
  Capital expenditures..........  $   21,908   $   24,470   $   31,577   $   34,577   $   30,427   $   22,449   $   28,624
  Total propane margin(c).......  $  398,555   $  430,241   $  423,914   $  431,077   $  436,062   $  364,058   $  436,965
  Total margin..................  $  443,498   $  477,453   $  470,618   $  481,767   $  491,775   $  406,164   $  480,380
  Retail propane gallons sold
    (millions)..................       855.4        807.4        785.3        783.2        771.2        635.9        678.1
  Degree days -- % colder
    (warmer) than normal(d).....         1.7         (1.2)        (8.7)        (9.9)       (13.7)       (14.1)         3.0

---------------
(a) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) before income taxes, minority interest and income (loss) from equity investees, plus distributed income of equity investees plus fixed charges. Fixed charges consist of interest expense and the portion of operating leases representative of the interest factor. If the ratio is less than one, no ratio is presented.

(b) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. We believe that EBITDA is a useful supplement to net income and other income statement data in understanding cash flows from operations that are available for the payment of income taxes, debt service, capital expenditures and dividends and distributions. In addition, EBITDA does not reflect the impact on operating cash flow that may result from changes in working capital. Our method of computing EBITDA may not be comparable to similarly titled measures of other companies.

(c)  Revenues less related cost of sales.

(d) Deviation from average heating degree days during the 30-year period from 1961 to 1990, based upon national weather statistics provided by the National Oceanic and Atmospheric Administration for 335 airports in the continental U.S.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Financial Statements of AmeriGas Partners give effect to the August 21, 2001 acquisition by AmeriGas Propane of Columbia Propane under the purchase method of accounting. Prior to its acquisition by AmeriGas Propane, Columbia Propane was a wholly owned subsidiary of Columbia Energy Group. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to represent what the results of operations or financial position of AmeriGas Partners would have been if the purchase transaction had occurred on the dates indicated below, nor do they purport to project the results of operations or financial position of AmeriGas Partners for any future period or as of any future date. Under Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. Because the fair value of the tangible and identifiable intangible assets acquired, less liabilities assumed, was greater than the purchase price consideration for Columbia Propane, such difference has been allocated to reduce, on a pro rata basis, the fair values of assets acquired in accordance with SFAS 141. The estimated fair values and useful lives of Columbia Propane's identifiable assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final adjustments.

     The unaudited pro forma condensed combined balance sheet as of June 30, 2001, was prepared by combining the historical consolidated balance sheets of AmeriGas Partners and Columbia Propane at June 30, 2001, giving effect to the acquisition of Columbia Propane as though it had been completed on June 30, 2001. The unaudited pro forma condensed combined statements of operations for the periods presented were prepared by combining AmeriGas Partners' consolidated statement of operations for the nine months ended June 30, 2001, with Columbia Propane's consolidated statement of operations for the nine months ended June 30, 2001, and AmeriGas Partners' consolidated statement of operations for the year ended September 30, 2000, with Columbia Propane's consolidated statement of operations for the twelve months ended September 30, 2000, to give effect to the acquisition as though it had occurred on October 1, 1999. In addition, the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2000, has been adjusted to give retroactive effect to AmeriGas Partners' change in accounting for tank installation costs, and to give retroactive effect to AmeriGas Partners' change in accounting for customer tank fees in order to comply with Commission Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). Both of these accounting changes were applied effective October 1, 2000. The unaudited pro forma condensed combined statements of operations do not give effect to any potential cost savings or other operating efficiencies that are expected to result from the integration of the operations of Columbia Propane with AmeriGas Partners.

     The historical consolidated financial statements of AmeriGas Partners for the fiscal year ended September 30, 2000, are derived from audited consolidated financial statements included in the Annual Report on Form 10-K filed by AmeriGas Partners on December 22, 2000, with the Commission. The historical consolidated financial statements of AmeriGas Partners for the nine months ended June 30, 2001, are derived from the unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q filed by AmeriGas Partners on August 14, 2001, with the Commission. The historical consolidated financial statements of Columbia Propane for the nine months ended June 30, 2001, and the twelve months ended September 30, 2000, are unaudited and have been prepared in accordance with the rules and regulations of the Commission. They include all adjustments that are considered necessary for a fair statement of the results for the periods presented. Such adjustments consisted only of normal recurring items unless otherwise disclosed.

     The pro forma financial statements should be read together with our historical financial statements and those of Columbia Propane, including the related notes, all of which are included in or incorporated by reference into this prospectus. The following pro forma financial statements do not purport to be indicative of the financial position or results of operations that would have been reported had the transactions been effected on the dates indicated, or which may be reported in the future.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF JUNE 30, 2001
                             (THOUSANDS OF DOLLARS)

                                           (2)           (2)
                                        HISTORICAL    HISTORICAL         PRO              PRO
                                         AMERIGAS      COLUMBIA         FORMA            FORMA
                                         PARTNERS      PROPANE       ADJUSTMENTS        COMBINED
                                        ----------    ----------    -------------      ----------
ASSETS
Current assets:
  Cash and cash equivalents...........  $   18,722     $  4,505     $        (358)(4)  $   22,869
  Accounts receivable.................      99,220       28,471            (3,432)(5)     124,259
  Inventories.........................      54,751       15,768               501(6)       71,020
  Income taxes recoverable from
     Columbia Energy Group............          --       15,918           (15,918)(7)          --
  Prepaid expenses and other current
     assets...........................      16,055        1,964            (1,616)(8)      16,403
                                        ----------     --------     -------------      ----------
          Total current assets........     188,748       66,626           (20,823)        234,551
  Property, plant and equipment,
     net..............................     446,603      195,352           (15,893)(9)     626,062
  Intangible assets...................     603,279      120,204           (99,435)(10)    624,048
  Other assets........................      14,267        4,405             4,500(11)      23,172
                                        ----------     --------     -------------      ----------
          Total assets................  $1,252,897     $386,587     $    (131,651)     $1,507,833
                                        ==========     ========     =============      ==========
LIABILITIES AND STOCKHOLDER'S
  EQUITY/PARTNERS' CAPITAL
Current liabilities:
  Current maturities of long-term
     debt.............................  $   66,639     $    162     $          --      $   66,801
  Bank loans..........................       9,000           --            (9,000)(12)         --
  Advances from Columbia Energy
     Group............................          --        1,797            (1,797)(13)         --
  Accounts payable -- trade...........      40,675        2,737                --          43,412
  Accounts payable -- related
     parties..........................       1,619       12,847           (12,546)(14)      1,920
  Other current liabilities...........      95,130       12,978             2,897(15)     111,005
                                        ----------     --------     -------------      ----------
          Total current liabilities...     213,063       30,521           (20,446)        223,138
Long-term debt........................     787,315      113,276            71,546(16)     972,137
Deferred income taxes.................          --       14,754           (14,754)(17)         --
Other noncurrent liabilities..........      37,236       26,831           (24,714)(18)     39,353
Minority interests....................       3,780          440             2,510(19)       6,730
Common stockholder's equity...........          --      200,765          (200,765)(20)         --
Partners' capital.....................     211,503           --            54,972(21)     266,475
                                        ----------     --------     -------------      ----------
          Total liabilities and
            stockholder's
            equity/partners'
            capital...................  $1,252,897     $386,587     $    (131,651)     $1,507,833
                                        ==========     ========     =============      ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                        NINE MONTHS ENDED JUNE 30, 2001
                    (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

                                  (2)          (2)
                               HISTORICAL   HISTORICAL                           PRO             PRO
                                AMERIGAS     COLUMBIA          (23)             FORMA           FORMA
                                PARTNERS     PROPANE     RECLASSIFICATIONS   ADJUSTMENTS       COMBINED
                               ----------   ----------   -----------------   -----------      ----------
Revenues:
  Propane....................  $1,137,527    $326,080         $    --         $      --       $1,463,607
  Other......................      71,557      19,853              --                --           91,410
                               ----------    --------         -------         ---------       ----------
                                1,209,084     345,933              --                --        1,555,017
                               ----------    --------         -------         ---------       ----------
Costs and expenses:
  Cost of sales -- propane...     700,562     208,253              --                --          908,815
  Cost of sales -- other.....      28,142       7,600              --                --           35,742
  Operating and
     administrative
     expenses................     282,820      97,699              --               675(24)      381,194
  Columbia Energy Group
     charges.................          --      14,107              --           (14,107)(25)          --
  Depreciation and
     amortization............      55,235      16,664              --            (8,403)(26)      63,496
  Other income, net..........      (3,489)         --          (4,005)               --           (7,494)
                               ----------    --------         -------         ---------       ----------
                                1,063,270     344,323          (4,005)          (21,835)       1,381,753
                               ----------    --------         -------         ---------       ----------
  Operating income...........     145,814       1,610           4,005            21,835          173,264
  Nonoperating income, net...          --       4,005          (4,005)               --               --
                               ----------    --------         -------         ---------       ----------
  Income before interest
     expense, minority
     interests and income
     taxes...................     145,814       5,615              --            21,835          173,264
  Interest expense...........     (59,163)     (6,872)             --            (6,360)(27)     (72,395)
                               ----------    --------         -------         ---------       ----------
  Income (loss) before income
     taxes...................      86,651      (1,257)             --            15,475          100,869
  Income tax benefit.........         879         520              --              (520)(28)         879
  Minority interests.........        (979)         92              --              (284)(29)      (1,171)
                               ----------    --------         -------         ---------       ----------
  Income (loss) from
     continuing operations...  $   86,551    $   (645)        $    --         $  14,671       $  100,577
                               ==========    ========         =======         =========       ==========
  General Partner's interest
     in income from
     continuing operations...  $      866                                                     $    1,006
                               ==========                                                     ==========
  Limited partners' interest
     in income from
     continuing operations...  $   85,685                                                     $   99,571
                               ==========                                                     ==========
  Income per limited partner
     unit -- basic and
     diluted.................  $     1.94                                                     $     2.14
                               ==========                                                     ==========
  Average limited partner
     units outstanding --
     basic and diluted
     (thousands).............      44,149                                         2,357(30)       46,506
                               ==========                                     =========       ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED SEPTEMBER 30, 2000
                    (THOUSANDS OF DOLLARS, EXCEPT PER UNIT)

                                     (2)          (2)          (22)
                                  HISTORICAL   HISTORICAL    CHANGES                             PRO             PRO
                                   AMERIGAS     COLUMBIA        IN             (23)             FORMA           FORMA
                                   PARTNERS     PROPANE     ACCOUNTING   RECLASSIFICATIONS   ADJUSTMENTS       COMBINED
                                  ----------   ----------   ----------   -----------------   -----------      ----------
Revenues:
  Propane.......................  $1,022,967    $287,289     $    --         $     --         $     --        $1,310,256
  Other.........................      97,089      25,583      (4,781)              --               --           117,891
                                  ----------    --------     -------         --------         --------        ----------
                                   1,120,056     312,872      (4,781)              --               --         1,428,147
                                  ----------    --------     -------         --------         --------        ----------
Costs and expenses:
  Cost of sales -- propane......     586,905     172,891          --               --               --           759,796
  Cost of sales -- other........      41,376      11,303      (1,870)              --               --            50,809
  Operating and administrative
    expenses....................     342,720     117,738      (7,010)              --              900(24)       454,348
  Columbia Energy Group
    charges.....................          --       6,071          --               --           (6,071)(25)           --
  Depreciation and
    amortization................      67,381      24,976       4,307               --          (13,962)(26)       82,702
  Other income, net.............      (8,533)         --          --           (4,619)              --           (13,152)
                                  ----------    --------     -------         --------         --------        ----------
                                   1,029,849     332,979      (4,573)          (4,619)         (19,133)        1,334,503
                                  ----------    --------     -------         --------         --------        ----------
  Operating income (loss).......      90,207     (20,107)       (208)           4,619           19,133            93,644
  Nonoperating income, net......          --       4,619          --           (4,619)              --                --
                                  ----------    --------     -------         --------         --------        ----------
  Income (loss) before interest
    expense, minority interests
    and income taxes............      90,207     (15,488)       (208)              --           19,133            93,644
  Interest expense..............     (74,764)    (12,637)         --               --           (6,131)(27)      (93,532)
                                  ----------    --------     -------         --------         --------        ----------
  Income (loss) before income
    taxes.......................      15,443     (28,125)       (208)              --           13,002               112
  Income tax benefit............          15      11,616          --               --          (11,616)(28)           15
  Minority interests............        (262)        114          --               --              (32)(29)         (180)
                                  ----------    --------     -------         --------         --------        ----------
  Income (loss) from continuing
    operations..................  $   15,196    $(16,395)    $  (208)        $     --         $  1,354        $      (53)
                                  ==========    ========     =======         ========         ========        ==========
  General Partner's interest in
    income (loss) from
    continuing operations.......  $      152                                                                  $       (1)
                                  ==========                                                                  ==========
  Limited partners' interest in
    income (loss) from
    continuing operations.......  $   15,044                                                                  $      (52)
                                  ==========                                                                  ==========
  Income (loss) per limited
    partner unit -- basic and
    diluted.....................  $     0.36                                                                  $     0.00
                                  ==========                                                                  ==========
  Average limited partner units
    outstanding -- basic and
    diluted (thousands).........      41,969                                                     2,357(30)        44,326
                                  ==========                                 ========         ========        ==========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                             (THOUSANDS OF DOLLARS)

     1. On August 21, 2001, AmeriGas Partners, through its subsidiary AmeriGas Propane, acquired the propane distribution businesses of Columbia Energy Group in a series of equity and asset purchase transactions pursuant to the terms of the Purchase Agreement dated January 30, 2001 and amended and restated on August 7, 2001 ("Columbia Purchase Agreement") by and among Columbia Energy Group, CP Holdings, Inc., Columbia Propane, Columbia Propane, L.P., AmeriGas Partners, AmeriGas Propane and our general partner, AmeriGas Propane, Inc. The acquired businesses were principally conducted through Columbia Propane, and its approximate 99%-owned subsidiary, Columbia Propane, L.P. Pursuant to the Columbia Purchase Agreement, AmeriGas Propane acquired substantially all of the assets of Columbia Propane, including an indirect 1% general partner interest and a direct, approximate 99% limited partnership interest in Columbia Propane, L.P. In addition, AmeriGas Propane (1) became the payee under a $138,000 intercompany note of Columbia Propane, L.P. due in July 2009 and (2) made a capital contribution to Columbia Propane, L.P. of operating assets with a net agreed value of approximately $280,000 in exchange for a limited partnership interest of equal value.

     The purchase price for Columbia Propane consisted of $201,750 in cash. In addition, AmeriGas Propane agreed to pay Columbia Energy Group for the amount of working capital, as defined, in excess of $23,000. The Columbia Purchase Agreement also provided for the purchase by Columbia Energy Group of limited partnership interests in AmeriGas Propane valued at $50,000 for $50,000 in cash, which interests were exchanged for 2,356,953 Common Units of AmeriGas Partners having an estimated fair value of $54,422. Concurrently with the acquisition, AmeriGas Partners issued $200,000 of 8 7/8% notes the net proceeds of which were contributed to AmeriGas Propane to finance the acquisition of Columbia Propane, to fund related fees and expenses, and to repay debt outstanding under AmeriGas Propane's Bank Credit Agreement.

     The purchase price for Columbia Propane and its allocation to assets acquired and liabilities assumed in the unaudited condensed combined pro forma balance sheet at June 30, 2001, are as follows:

     Purchase price:

Cash paid to Columbia Energy Group and Columbia Propane at
  closing...................................................  $201,750
Proceeds from sale of AmeriGas Propane limited partnership
  interests to Columbia Energy Group........................   (50,000)
Fair value of AmeriGas Partners Common Units issued to
  Columbia Energy Group in exchange for AmeriGas Propane
  limited partnership interests.............................    54,422
Working capital payment to Columbia Energy Group............    12,714
Acquisition-related accruals................................    17,135
                                                              --------
Total purchase price........................................  $236,021
                                                              ========

     Allocation of purchase price based upon estimated fair values:

Working capital.............................................    $ 36,053
Property, plant and equipment...............................     179,459
Customer relationships and noncompete agreements............      20,769
Other assets and liabilities, net...........................        (260)
                                                                --------
                                                                $236,021
                                                                ========

     The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any potential cost savings or operational efficiencies expected to result from the acquisition. The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been completed as of the dates indicated, nor are they necessarily indicative of future operating results or financial position. The purchase accounting

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

adjustments made in connection with the Unaudited Pro Forma Condensed Combined Financial Statements are preliminary and have been made solely for purposes of developing the pro forma financial information.

     2. These columns represent the historical financial position and results of operations of AmeriGas Partners and Columbia Propane. AmeriGas Partners' unaudited balance sheet was derived from the unaudited condensed consolidated balance sheet included in AmeriGas Partners' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001, filed with the Commission on August 14, 2001. The Columbia Propane unaudited consolidated balance sheet was derived from unaudited consolidated financial statements. The AmeriGas Partners' consolidated statements of operations for the nine months ended June 30, 2001, and for the fiscal year ended September 30, 2000, were derived from information provided in the Quarterly Report on Form 10-Q filed with the Commission on August 14, 2001, and the Annual Report on Form 10-K filed with the Commission on December 22, 2000, respectively.

     The unaudited consolidated statement of operations of Columbia Propane for the nine months ended June 30, 2001, was derived by combining the unaudited consolidated statement of operations of Columbia Propane for the last three months of the year ended December 31, 2000, with the unaudited consolidated statement of operations for the six months ended June 30, 2001. The Columbia Propane unaudited consolidated statement of operations for the twelve months ended September 30, 2000, was derived by combining the first nine months of the Columbia Propane unaudited consolidated statement of operations for the year ended December 31, 2000, with the last three months of the Columbia Propane unaudited consolidated statement of operations for the year ended December 31, 1999.

     3. It has been assumed for purposes of the unaudited pro forma condensed combined balance sheet that the acquisition of Columbia Propane occurred as of June 30, 2001 and, for purposes of the unaudited pro forma condensed combined statements of operations that the acquisition of Columbia Propane occurred as of October 1, 1999.

     4. Reflects pro forma adjustments to cash and cash equivalents as follows:

Cash investments of Columbia Propane retained by Columbia
  Energy Group..............................................  $    (358)
Proceeds from issuance of 8 7/8% notes......................    200,000
Cash contributions by the General Partner...................      3,060
Net cash payments to Columbia Energy Group pursuant to the
  purchase agreement........................................   (151,750)
Cash payment to Columbia Energy Group for working capital
  purchased in excess of $23,000............................    (12,714)
Prepayment of borrowings outstanding under AmeriGas Propane
  bank credit agreement.....................................    (26,286)
Payment of transaction fees and expenses....................    (12,310)
                                                              ---------
                                                              $    (358)
                                                              =========

     5. Reflects pro forma adjustment to eliminate receivable from Columbia Energy Group not acquired.

     6. Reflects pro forma adjustments to record inventories acquired at fair value.

     7. Reflects pro forma adjustment to eliminate income tax receivable from Columbia Energy Group not acquired.

     8. Reflects pro forma adjustment to eliminate other current assets of Columbia Propane not acquired.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     9. Reflects pro forma adjustments to record property, plant and equipment acquired at fair value as follows:

To record fair value of Columbia Propane property, plant and equipment.................................................  $179,459
Eliminate historical cost of net property, plant and
  equipment of Columbia Propane.............................  (195,352)
                                                              --------
                                                              $(15,893)
                                                              ========

     10. Reflects pro forma adjustments to record intangible assets at fair value:

Allocation of purchase price to customer relationship and
  noncompete agreement intangibles..........................  $  20,769
Eliminate historical cost of goodwill, customer lists and
  noncompete agreements of Columbia Propane.................   (120,204)
                                                              ---------
                                                              $ (99,435)
                                                              =========

     11. Reflects pro forma adjustments to reflect debt issue costs paid at closing in conjunction with issuance of AmeriGas Partners' 8 7/8% notes.

     12. Reflects pro forma adjustment for repayment of amounts outstanding under AmeriGas Propane's revolving credit agreement with excess proceeds from issuance of AmeriGas Partners' 8 7/8% notes.

     13. Reflects pro forma adjustment to eliminate liabilities not assumed in the acquisition.

     14. Reflects pro forma adjustment to eliminate liabilities not assumed in the acquisition.

     15. Reflects pro forma adjustments to eliminate liabilities not assumed, to record acquisition-related accruals, and to pay transaction fees and expenses at closing as follows:

Elimination of liabilities not assumed......................  $(6,429)
Employee-severance accruals.................................    5,063
Transaction fees and expenses...............................    6,000
Other accruals..............................................    6,073
Payment of transaction fees and expenses....................   (7,810)
                                                              -------
                                                              $ 2,897
                                                              =======

     16. Reflects pro forma adjustments to long-term debt as follows:

Issuance of 8 7/8% notes of AmeriGas Partners...............  $ 200,000
Repayments of borrowings under AmeriGas Propane's
  acquisition facility with excess proceeds from issuance of
  AmeriGas Partners' 8 7/8% notes...........................    (17,286)
Eliminate long-term debt of Columbia Propane not assumed....   (111,168)
                                                              ---------
                                                              $  71,546
                                                              =========

     17. Reflects elimination of deferred income taxes because substantially all of the acquired business assets of Columbia Propane will be operated within a partnership structure.

     18. Reflects pro forma adjustment to eliminate liabilities not assumed.

     19. Reflects cash capital contributions made by the General Partner to AmeriGas Propane.

     20. To eliminate stockholder's equity of Columbia Propane.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     21. Reflects pro forma adjustments to partners' capital as follows:

Fair value of 2,356,953 AmeriGas Partners Common Units
  issued to Columbia Energy Group in conjunction with the
  acquisition...............................................  $54,422
Cash capital contribution by the General Partner to AmeriGas
  Partners..................................................      550
                                                              -------
                                                              $54,972
                                                              =======

     22. This column includes adjustments to the historical results of operations of AmeriGas Partners to give retroactive effect to AmeriGas Partners' change in accounting for tank installation costs and customer tank fees. Both of these accounting changes were adopted by AmeriGas Partners effective October 1, 2000.

     23. Reflects reclassifications of amounts included on Columbia Propane's statement of operations to conform to AmeriGas Partners' income statement presentation.

     24. Reflects pro forma adjustment for estimated incremental general and administrative costs of the General Partner billed to AmeriGas Partners resulting from the acquisition.

     25. Reflects the elimination of corporate overhead charges allocated by Columbia Energy Group to Columbia Propane.

     26. Reflects pro forma adjustments to depreciation and amortization expense as follows:

          NINE MONTHS ENDED JUNE 30, 2001:

Eliminate historical depreciation and amortization expense
  of Columbia Propane.......................................  $(16,664)
Depreciation and amortization expense reflecting preliminary allocation of purchase price:
Depreciation expense on allocated property, plant and
  equipment.................................................     6,942
Amortization expense on customer relationship and noncompete
  agreement intangibles (5 to 15 years).....................     1,319
                                                              --------
                                                              $ (8,403)
                                                              ========

          YEAR ENDED SEPTEMBER 30, 2000:

Eliminate historical depreciation and amortization expense
  of Columbia Propane.......................................  $(24,976)
Depreciation and amortization expense reflecting preliminary allocation of purchase price:
Depreciation expense on allocated property, plant and
  equipment.................................................     9,256
Amortization expense on customer relationship and noncompete
  agreement intangibles (5 to 15 years).....................     1,758
                                                              --------
                                                              $(13,962)
                                                              ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     27. Reflects pro forma adjustments to interest expense as follows:

          NINE MONTHS ENDED JUNE 30, 2001:

Eliminate interest expense on Columbia Propane debt not
  assumed...................................................  $  6,281
Eliminate interest expense on bank credit agreement
  borrowings repaid from excess proceeds from issuance of
  AmeriGas Partners' 8 7/8% notes...........................     1,275
Add interest expense on AmeriGas Partners' 8 7/8% notes.....   (13,313)
Amortize debt issue costs on AmeriGas Partners' 8 7/8%
  notes.....................................................      (603)
                                                              --------
                                                              $ (6,360)
                                                              ========

          YEAR ENDED SEPTEMBER 30, 2000:

Eliminate interest expense on Columbia Propane debt not
  assumed...................................................  $ 10,723
Eliminate interest expense on bank credit agreement
  borrowings repaid from excess proceeds from issuance of
  AmeriGas Partners' 8 7/8% notes...........................     1,700
Add interest expense on AmeriGas Partners' 8 7/8% notes.....   (17,750)
Amortize debt issue costs on AmeriGas Partners' 8 7/8%
  notes.....................................................      (804)
                                                              --------
                                                              $ (6,131)
                                                              ========

     28. Reflects pro forma adjustments to eliminate income taxes because substantially all of the acquired business assets of Columbia Propane will be operated within a partnership structure.

     29. To adjust minority interest to reflect the impact of the pro forma adjustments on minority shareholders' equity in results of operations.

     30. To reflect issuance of 2,356,953 AmeriGas Partners Common Units issued to Columbia Energy Group in conjunction with the acquisition.

                            BUSINESS AND PROPERTIES

PRODUCTS, SERVICES AND MARKETING

     Upon completion of the Columbia Propane acquisition, we became the largest propane distributor in the United States, serving approximately one million customers from approximately 700 district locations in 46 states. Our operations are located primarily in the East Coast, Southeast, Mid-West, Mountain Central and West Coast regions of the United States. We also sell, install and service propane appliances, including heating systems. In some markets, we also install and service propane fuel systems for motor vehicles. Typically, district locations are found in suburban and rural areas where natural gas is not available. Districts generally consist of an office, appliance showroom, warehouse and service facilities, with one or more 18,000 to 30,000 gallon storage tanks on the premises. As part of our overall transportation and distribution infrastructure, we operate as an interstate carrier in 48 states throughout the United States and are also licensed as a carrier in Canada.

     We sell propane primarily to five markets: residential, commercial/industrial, motor fuel, agricultural and wholesale. For fiscal year 2000, approximately 75% of total propane gallons we sold were to retail customers, while the remaining 25% were to wholesale customers. In fiscal year 2000, residential customers accounted for 30% of total propane gallons we sold; industrial/commercial customers, 28%; motor fuel customers, 11%; and agricultural customers, 6%. Although sales to residential customers represented only 30% of total propane gallons sold, they accounted for 49% of our total propane margin, reflecting the higher margins for this segment of the market. No single customer accounted for 1% or more of our consolidated revenues for fiscal year 2000.

     In the residential market, which includes both conventional and mobile homes, propane is used primarily for home heating, water heating and cooking purposes. Commercial users, which include motels, hotels, restaurants and retail stores, generally use propane for the same purposes as residential customers. Sales of PPX cylinders to retailers are included in the commercial/industrial market. Industrial customers use propane to fire furnaces, as a cutting gas and in other process applications. Other industrial customers are large-scale heating accounts and local gas utility customers who use propane as a supplemental fuel to meet peak load deliverability requirements. As a motor fuel, propane is burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines. Agricultural uses include tobacco curing and crop drying.

     Retail deliveries of propane are usually made to customers by means of bobtail and rack trucks. Propane is pumped from the bobtail truck, which generally holds 2,400 to 3,000 gallons of propane, into a stationary storage tank on the customer's premises. We own most of these storage tanks and lease them to our customers. The capacity of these tanks ranges from approximately 100 gallons to approximately 1,200 gallons.

     We also deliver propane to retail customers in portable cylinders with capacities of 4 to 30 gallons. Some of these deliveries are made to the customer's location, where empty cylinders are either picked up for replenishment or filled in place. Our PPX Prefilled Propane Xchange program enables customers to exchange their empty 20-pound propane grill cylinders at various retail locations such as home centers and convenience stores. We continue to expand our PPX Prefilled Propane Xchange program. This program is available at approximately 16,500 retail locations throughout the country. In our wholesale operations, we principally sell propane to large industrial end-users and other propane distributors.

PROPANE SUPPLY AND STORAGE

     Supplies of propane from our sources historically have been readily available. During our fiscal year ended September 30, 2000, we purchased approximately 65% of our propane from 10 suppliers, including Enterprise Products Operating LP (approximately 18%), the BP companies (approximately 17%) and Dynegy Inc. (approximately 13%). Management believes that if supplies from these sources were interrupted, we would be able to secure adequate propane supplies from other sources without a material disruption of our operations; however, the cost of procuring replacement supplies might be materially higher and, at least on a short-term basis, our margins could be affected. Aside from Enterprise Products, the BP companies and Dynegy, no single supplier provided more than 10% of our total propane supply in fiscal year 2000. In certain market areas, however, some suppliers provide 70% to 80% of our requirements. Disruptions in supply in these areas could also have an adverse impact on our margins.

     We have over 200 sources of supply and we also make purchases on the spot market. We purchase our propane supplies from domestic and international suppliers. Over 90% of our propane purchases in fiscal year 2000 were on a contractual basis under one- or two-year agreements subject to annual review. More than 90% of those supply contracts provide for pricing based upon posted prices at the time of delivery or the current prices established at major storage points such as Mont Belvieu, Texas or Conway, Kansas. In addition, some agreements provide maximum and minimum seasonal purchase volume guidelines. The percentage of contract purchases, and the amount of supply contracted for at fixed prices, will vary from year to year as determined by our general partner. We use a number of interstate pipelines, as well as railroad tank cars, delivery trucks and barges to transport propane from suppliers to storage and distribution facilities. We store propane at facilities in several states.

     Because our profitability is sensitive to changes in wholesale propane costs, we generally seek to pass on increases in the cost of propane to customers. There is no assurance, however, that we will always be able to pass on product cost increases fully, particularly when product costs rise rapidly. For example, when the Mont Belvieu monthly average price per gallon of propane increased from $0.469 in April 2000 to $0.776 in December 2000, we were able to maintain our profitability through the use of risk management techniques designed to control product costs and by passing product cost increases through to end users. Our general partner has adopted supply acquisition and product price risk management practices to reduce the effect of price volatility on product costs. These practices currently include the use of summer storage, prepaid contracts for future product delivery and derivative commodity instruments, such as options and propane price swaps.

     The following graph shows the average prices of propane on the propane spot market during the last five fiscal years at Mont Belvieu, Texas and Conway, Kansas, two major storage areas.
[AVERAGE PROPANE SPOT MARKET PRICES LINE GRAPH]

                                                                        MONT BELVIEU                          CONWAY
                                                                        ------------                          ------
Oct-96                                                                     51.57                              51.53
                                                                           58.05                              63.41
                                                                           61.04                              84.29
                                                                           47.45                              63.39
Feb-97                                                                     38.71                              39.02
                                                                           38.50                              37.26
                                                                           34.88                              35.26
                                                                           35.31                              36.48
Jun-97                                                                     34.43                              35.86
                                                                           34.91                              34.63
                                                                           37.03                              36.53
                                                                           38.68                              37.95
Oct-97                                                                     39.83                              37.32
                                                                           35.95                              35.00
                                                                           33.57                              31.36
                                                                           30.07                              28.21
Feb-98                                                                     29.79                              28.32
                                                                           27.39                              27.84
                                                                           29.06                              29.47
                                                                           27.42                              27.82
Jun-98                                                                     24.42                              24.84
                                                                           24.54                              24.55
                                                                           24.12                              23.87
                                                                           24.83                              24.04
Oct-98                                                                     25.72                              24.57
                                                                           24.79                              23.20
                                                                           20.89                              18.72
                                                                           21.75                              19.61
Feb-99                                                                     22.43                              20.58
                                                                           24.10                              23.40
                                                                           28.26                              27.58
                                                                           28.31                              26.88
Jun-99                                                                     30.95                              28.68
                                                                           37.26                              34.62
                                                                           40.51                              37.56
                                                                           43.18                              42.40
Oct-99                                                                     45.46                              43.39
                                                                           43.44                              38.78
                                                                           42.83                              35.10
                                                                           56.11                              42.32
Feb-00                                                                     59.72                              47.26
                                                                           51.13                              47.65
                                                                           46.88                              43.64
                                                                           51.31                              50.81
Jun-00                                                                     55.47                              56.22
                                                                           54.88                              56.29
                                                                           58.54                              63.52
                                                                           64.21                              70.95
Oct-00                                                                     61.82                              64.05
                                                                           60.71                              60.45
                                                                           77.63                              79.75
                                                                           77.27                              83.03
Feb-01                                                                     59.39                              63.03
                                                                           54.94                              57.12
                                                                           54.37                              60.26
                                                                           51.20                              56.90
Jun-01                                                                     43.17                              47.70
                                                                           38.87                              43.27
                                                                           41.54                              45.71
Sept-01                                                                    41.67                              46.53

PROPERTIES

     As of September 30, 2000, we owned approximately 83% of our district locations. In addition, we sublease three one-million barrel underground storage caverns in Arizona to store propane and butane for ourselves and third parties. We also lease a 600,000 barrel refrigerated, above-ground storage facility in California, which could be used in connection with waterborne imports or exports of propane or butane. The California facility, which we operate, is currently subleased to several refiners for the storage of butane.

     The transportation of propane requires specialized equipment. The trucks and railroad tank cars utilized for this purpose carry specialized steel tanks that maintain the propane in a liquefied state. As of September 30, 2000, we operated a fleet of approximately 165 transport trucks, 40% of which are leased. We owned approximately 320 transport trailers and leased 270 railroad tank cars. In addition, our fleet included over 2,600 bobtail and rack trucks and approximately 1,800 other delivery and service vehicles. Approximately 38% of these vehicles were owned. Other assets owned as of September 30, 2000 included more than one million stationary storage tanks with typical capacities of 100 to 1,000 gallons and over 1.3 million portable propane cylinders with typical capacities of 4 to 100 gallons. We also owned more than 2,200 large volume tanks which are used for our own storage requirements.

                                   MANAGEMENT

     As is commonly the case with publicly traded master limited partnerships, we do not employ any of the persons responsible for managing or operating us, but instead reimburse our general partner and its affiliates for their services. The following table sets forth certain information as of November 1, 2001, regarding the executive officers and directors of our general partner. Directors are elected annually by our general partner's sole shareholder, AmeriGas, Inc., a Pennsylvania corporation, and hold office until their successors are duly elected and qualified. AmeriGas, Inc. is a wholly owned subsidiary of UGI Corporation. Each executive officer named in the following table has been elected to serve until his successor is duly appointed or elected or until the earlier of his death, removal or resignation from office. There are no family relationships between any of the directors or any of the executive officers or between any of the executive officers and any of the directors.

NAME                                   AGE              POSITION WITH THE GENERAL PARTNER
----                                   ---              ---------------------------------
Lon R. Greenberg.....................  51     Chairman of the Board of Directors
Eugene V.N. Bissell..................  48     President, Chief Executive Officer, and Director
Thomas F. Donovan....................  68     Director
Richard C. Gozon.....................  63     Director
William J. Marrazzo..................  52     Director
James W. Stratton....................  64     Director
Stephen A. Van Dyck..................  58     Director
Roger B. Vincent.....................  56     Director
Martha B. Lindsay....................  49     Vice President -- Finance and Chief Financial Officer
Brendan P. Bovaird...................  53     Vice President and General Counsel
Richard R. Eynon.....................  54     Controller and Chief Accounting Officer
R. Paul Grady........................  48     Senior Vice President -- Operations and Chief
                                              Operating Officer
William D. Katz......................  48     Vice President -- Human Resources
Robert H. Knauss.....................  48     Vice President -- Law, Associate General Counsel and
                                                Corporate Secretary
David L. Lugar.......................  44     Vice President -- Supply and Logistics
Carey M. Monaghan....................  50     Vice President -- Business Transformation and
                                              Marketing

     Mr. Greenberg is a director (since 1994) and Chairman of the general partner. He previously served as President and Chief Executive Officer of the general partner from 1996 until July 2000. He is also a director (since 1994) and Chairman (since 1996), Chief Executive Officer (since 1995), and President (since 1994) of UGI Corporation, having previously been Senior Vice
President -- Legal and Corporate Development of UGI (1989 to 1994). Mr. Greenberg previously served as Vice President and General Counsel of AmeriGas, Inc. (1984 to 1994). He also serves as a director of UGI Utilities, Inc.

     Mr. Bissell is President, Chief Executive Officer and a director of the general partner (since July 2000). He previously served as Senior Vice
President -- Sales and Marketing of the general partner (October 1999 to July
2000), having served as Vice President -- Sales and Operations (1995 to 1999). Previously, he was Vice President -- Distributors and Fabrication, BOC Gases
(1995), having been Vice President -- National Sales (1993 to 1995) and Regional Vice President (Southern Region) for Distributor and Cylinder Gases Division, BOC Gases (1989 to 1993). From 1981 to 1987, Mr. Bissell held various positions with UGI Corporation and its subsidiaries, including Director, Corporate Development. He is currently President-Elect and a member of the Board of Directors of the National Propane Gas Association.

     Mr. Donovan was elected a director of the general partner on April 25, 1995. He retired as Vice Chairman of Mellon Bank on January 31, 1997, a position he had held since 1988. He also serves as a director of UGI Corporation, UGI Utilities, Inc. and Nuclear Electric Insurance Ltd.

     Mr. Gozon was elected a director of the general partner on February 24, 1998. He is Executive Vice President of Weyerhaeuser Company (an integrated forest products company), a position he has held since 1994. Mr. Gozon was formerly a director (1984 to 1993), President and Chief Operating Officer of Alco Standard Corporation (a provider of paper and office products) (1988 to 1993); Executive Vice President and Chief Operating Officer (1987); Vice President (1982 to 1988); and President (1979 to 1987) of Paper Corporation of America. He also serves as a director of UGI Corporation, UGI Utilities, Inc., AmeriSource Bergen Corp. and Triumph Group, Inc.

     Mr. Marrazzo was elected a director of the general partner on April 23, 2001. He is Chief Executive Officer and President of WHYY, Inc., a public television and radio company in the nation's fourth largest market (since 1997). Previously, he was Chief Executive Officer and President of Roy F. Weston, Inc. (1988-1997); Water Commissioner for the Philadelphia Water Department (1971-1988) and Managing Director for the City of Philadelphia (1983). He also serves as a director of Tenet Health Corp.-Hahnemann University Hospital.

     Mr. Stratton was elected a director of the general partner on April 25, 1995. He has been the Chairman, Chief Executive Officer and a director of Stratton Management Company (investment advisory and financial consulting firm) since 1972. He has also been Chairman and a director of EFI (financial services firm) since 1979. In addition, Mr. Stratton is a director of UGI Corporation, UGI Utilities, Inc., Stratton Growth Fund, Inc., Stratton Monthly Dividend REIT Shares, Inc., Stratton Small-Cap Value Fund, Teleflex, Inc. and BE&K, Inc.

     Mr. Van Dyck was elected a director of the general partner on June 15, 1995. He is Chairman of the Board and Chief Executive Officer of Maritrans Inc. (since 1987), the nation's largest independent marine transporters of petroleum. He also serves as Chairman of the Board of West of England Mutual Insurance Association.

     Mr. Vincent was elected a director of the general partner on January 8, 1998. He is President of Springwell Corporation, a corporate finance advisory firm (since 1989). Mr. Vincent served in various capacities at Bankers Trust Company (1971 to 1989), including managing director (1984 to 1989). He is also a trustee of the GCG Trust of the Golden American Life Insurance Company, a management investment company registered under the Investment Company Act of 1940 and a subsidiary of the ING Group.

     Ms. Lindsay was elected Vice President -- Finance and Chief Financial Officer of the general partner on January 5, 1998. She previously served as Vice President and Treasurer (1994 to 1997) and as Treasurer (1994) of Tambrands Inc., a manufacturer of personal products. Prior to 1994, Ms. Lindsay held the positions of Director of Business Development (1987 to 1989) and Assistant Treasurer (1990 to 1993) at Tambrands, Inc.

     Mr. Bovaird is Vice President and General Counsel of the general partner (since 1995). He is also Vice President and General Counsel of UGI Corporation, UGI Utilities, Inc. and AmeriGas, Inc. (since 1995). Mr. Bovaird previously served as Division Counsel and Member of the Executive and Operations Committees of Wyeth-Ayerst International Inc. (1992 to 1995) and Senior Vice President, General Counsel and Secretary of Orion Pictures Corporation (1990 to 1991).

     Mr. Eynon was elected Controller and Chief Accounting Officer of the general partner on January 5, 1998. Prior to his election, Mr. Eynon was Controller of the general partner (March 1997 to January 1998) and Assistant Controller of UGI Corporation (1985 to 1997). Previously, he was a Senior Manager with Price Waterhouse.

     Mr. Grady is Senior Vice President -- Operations of the general partner (since October 1999) and Chief Operating Officer (since July 2000), having served as Vice President -- Sales and Operations (1995 to 1999). Previously, he was Vice President -- Corporate Development of UGI Corporation (1994 to 1995) and Director, Corporate Development (1990 to 1994). Mr. Grady was previously Director, Corporate Development Services of Campbell Soup Company (1985 to
1990).

     Mr. Katz is Vice President -- Human Resources of the general partner (since December 1999), having served as Vice President -- Corporate Development (1996 to 1999). Previously, he was Vice President -- Corporate Development of UGI Corporation (1995 to 1996). Prior to joining UGI Corporation, Mr. Katz was Director of Corporate Development with Campbell Soup Company for over five years. He also practiced law for approximately 10 years, first with the firm of Jones, Day, Reavis & Pogue, and later in the Legal Department at Campbell Soup Company.

     Mr. Knauss is Vice President -- Law and Associate General Counsel of the general partner (since 1996), having served as Corporate Secretary (since 1994) and Group Counsel -- Propane (1989 to 1996) of UGI Corporation. He joined UGI Corporation as Associate Counsel in 1985. Before joining UGI Corporation, Mr. Knauss was an associate at the firm of Ballard, Spahr, Andrews & Ingersoll in Philadelphia, Pennsylvania.

     Mr. Lugar is Vice President -- Supply and Logistics of the general partner (since September 2000). Previously, he served as Director -- NGL Marketing for Conoco, Inc., where he spent 20 years in increasingly responsible positions in propane marketing, operations, and supply.

     Mr. Monaghan is Vice President -- Business Transformation and Marketing of the general partner (since May 2000). Prior to joining AmeriGas Partners, he was Vice President -- General Manager, Dry Soup for Campbell Soup Company (since
1997), where he also served as a Business Director and General Manager of a number of Campbell Soup Divisions for almost 10 years.

                       DESCRIPTION OF OTHER INDEBTEDNESS

10 1/8% SENIOR NOTES

     We currently have outstanding $85 million aggregate principal amount of 10 1/8% senior notes due 2007. These notes were issued pursuant to an indenture dated as of April 19, 1995, with First Union National Bank, as trustee. The
10 1/8% senior notes are our senior unsecured obligations and rank senior in right of payment to all of our existing and future subordinated indebtedness and pari passu in right of payment with all of our existing and future senior indebtedness, including the notes. They are effectively subordinated to all secured and unsecured indebtedness and other liabilities of the operating partnership and its subsidiaries. Except for maturity, the terms of the indenture governing the 10 1/8% senior notes are substantially similar to the terms in the indenture governing the notes.

FIRST MORTGAGE NOTES

     Our operating partnership currently has outstanding $600 million aggregate principal amount of Series A through Series E first mortgage notes that are structurally senior to the claims of the holders of the notes being offered hereby. Our general partner is a co-obligor of the first mortgage notes.

     The operating partnership's obligations under the first mortgage notes are secured, on an equal and ratable basis, with its obligations under the bank credit facilities, by a mortgage on substantially all of the real property, operating facilities, equipment and other assets of the operating partnership. The first mortgage notes have maturity dates ranging from 2005 to 2010, and bear interest at rates ranging from 9.34% to 11.71% for the Series A Notes and rates of 10.07%, 8.83%, 7.11% and 8.50% for the Series B through Series E notes, respectively. The Series A through Series E first mortgage notes require annual principal payments, without premium, of approximately:

     - $60.0 million in fiscal year 2002;

     - $53.8 million in each fiscal year from 2003 through 2008;

     - $123.8 million in fiscal year 2009; and

     - $93.8 million in fiscal year 2010.

     The operating partnership may, at its option, and upon the disposition of assets may be required to, offer to prepay the first mortgage notes, in whole or in part. These prepayments may be at a premium.

     The agreements governing the first mortgage notes contain various negative and affirmative covenants that apply to the operating partnership. These restrictions limit our ability and the ability of the operating partnership to:

     - incur other indebtedness;

     - engage in transactions with affiliates;

     - incur liens;

     - make restricted payments;

     - enter into business combinations and asset sale transactions;

     - engage in new lines of business; and

     - make investments.

     The agreements also require the operating partnership to maintain specified financial ratios and satisfy various financial conditions. In the event of a default under the first mortgage notes, the first mortgage noteholders may accelerate the maturity under the first mortgage notes and cause all outstanding amounts to become immediately due and payable.

     Under the first mortgage note agreements, so long as no default exists or would result, the operating partnership is permitted to make quarterly cash distributions to us. In the quarter before a quarter in which an interest payment is due on the first mortgage notes, the operating partnership is required to reflect a reserve equal to 50% of the interest to be paid, thereby reducing the amount of cash it may distribute to us in that quarter.

BANK CREDIT FACILITIES

     Our operating partnership has in place bank credit facilities with a group of commercial banks, with our general partner serving as a co-obligor. The bank credit facilities consist of (1) a $100 million revolving credit facility and
(2) a $75 million acquisition facility. The revolving credit facility may be used for working capital, capital expenditures and interest and distribution payments. The operating partnership may borrow under its acquisition facility to finance the purchase of propane businesses or propane business assets. In addition, effective August 21, 2001, up to $30 million of the acquisition facility may be used for the same purposes as the revolving credit facility. As of June 30, 2001, there were outstanding loans of $9 million under the revolving credit facility and $70 million under the acquisition facility. We paid down a portion of outstanding loans under the bank credit facilities with a portion of the proceeds from the offering of the 8 7/8% notes. The bank credit facilities will terminate on September 15, 2002 unless extended or renewed.

     The operating partnership's obligations under the bank credit facilities are secured, on an equal and ratable basis with its obligations under the first mortgage notes, by a mortgage on the same property of the operating partnership as that securing the first mortgage notes. At the operating partnership's option, the bank credit facilities bear interest either at the LIBOR rate plus a margin or a base rate. The bank credit agreement contains covenants, financial ratio requirements and default provisions similar to those contained in the agreements governing the first mortgage notes.

CREDIT AGREEMENT

     Our operating partnership also has a credit agreement with the general partner to borrow up to $20 million on an unsecured, subordinated basis, which may be used to fund working capital, capital expenditures and interest and distribution payments. UGI Corporation, the parent of our general partner, has agreed to contribute up to $20 million to the general partner to fund borrowings under this agreement.

                      DESCRIPTION OF THE REGISTERED NOTES

GENERAL

     AmeriGas Partners, L.P. and AmeriGas Eagle Finance Corp. will issue the registered 10% notes under an indenture dated April 4, 2001 and AmeriGas Partners, L.P. and AP Eagle Finance Corp. will issue the registered 8 7/8% notes under an indenture dated August 21, 2001, in both cases with First Union National Bank, as trustee. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939. The terms of each indenture are substantially identical, the terms of each series of notes are substantially identical and the terms of each registration rights agreement are substantially identical, except, in each case, as otherwise noted.

     Certain terms used in this description are defined under the subheading "Certain Definitions." For purposes of this description:

     - the "Partnership" refers to AmeriGas Partners, L.P.;

     - with respect to the 10% notes, the words "we," "us," "our" and "ourselves" refer to AmeriGas Partners, L.P. and AmeriGas Eagle Finance Corp., the co-issuers of the 10% notes, and with respect to the 8 7/8% notes, the words "we," "us," "our" and "ourselves" refer to AmeriGas Partners, L.P. and AP Eagle Finance Corp., the co-issuers of the 8 7/8% notes;

     - the "Operating Partnership" refers to AmeriGas Propane, L.P.; and

     - the "General Partner" refers to AmeriGas Propane, Inc.

     The following is a summary of the material provisions of the indentures, the notes and the registration rights agreements. We urge you to read the indentures, the notes and the registration rights agreements because they, not this description, define your rights as holders of these notes.

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - are our unsecured general joint and several obligations;

     - rank senior in right of payment to all our subordinated indebtedness;

     - rank equally in right of payment with all our other senior indebtedness;

     - are effectively subordinated to claims of creditors, other than claims of the Partnership and preferred stockholders of our Subsidiaries; and

     - are non-recourse to the property and assets of the General Partner.

     The Partnership is a holding company for its Subsidiaries, with no material operations and no substantial assets other than its approximate 99% limited partnership interest in each of the Operating Partnership and AmeriGas Eagle Propane, L.P. Accordingly, the Partnership is dependent upon the distribution of the earnings of its Subsidiaries, including the Operating Partnership, to service its debt obligations.

     As a result of the structural subordination discussed above, noteholders generally will not have any recourse to the Operating Partnership or any of its Subsidiaries or any of their respective assets with respect to amounts due under the notes. However, noteholders may have indirect recourse to the extent the Partnership has rights as a holder of equity interests in the Operating Partnership and its Subsidiaries.

     In addition, the noteholders do not have any right to require the Operating Partnership to make distributions to the Partnership. The Operating Partnership Agreement requires, subject to the restrictions imposed by the First Mortgage Note agreements and Bank Credit Facilities, the Operating Partnership to distribute all Available Cash.

PRINCIPAL, MATURITY AND INTEREST

     The registered 10% notes:

     - will be issued in registered form, without coupons, and in denominations of $1,000;

     - will accrue interest at the annual rate of 10%;

     - will pay interest semi-annually in arrears on April 15 and October 15 to holders of record on the immediately preceding April 1 and October 1, commencing on October 15, 2001; and

     - will mature on April 15, 2006.

     The registered 8 7/8% notes:

     - will be issued in registered form, without coupons, and in denominations of $1,000;

     - will accrue interest at the annual rate of 8 7/8%;

     - will pay interest semi-annually in arrears on May 20 and November 20 to holders of record on the immediately preceding May 5 and November 5, commencing on November 20, 2001; and

     - will mature on May 20, 2011.

     Subject to our compliance with the covenant described under the caption
"-- Certain Covenants -- Limitation on Additional Indebtedness," we are permitted to issue more notes under the indentures governing these notes in an unlimited principal amount. Any additional notes that are actually issued under an indenture will be treated as issued and outstanding notes (and as the same class as the existing notes issued under that indenture) for all purposes under that indenture and this "Description of the Registered Notes" unless the context indicates otherwise.

     Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We will pay principal and interest on the notes at our office or agency, which we maintain in New York City. At our option, we may make payment to the noteholders of interest and liquidated damages, if any, by check mailed to the noteholders at the respective addresses set forth in the register of notes. However, all payments with respect to global notes will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global notes. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for payment purposes.

OPTIONAL REDEMPTION

     We may not redeem the 10% notes at our option prior to their maturity.

     Except as set forth below, we will not be entitled to redeem the 8 7/8% notes at our option prior to May 20, 2006.

     On and after May 20, 2006, we will be entitled at our option to redeem the 8 7/8% notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes to the applicable redemption date, plus liquidated damages, if any, if redeemed during the twelve-month period beginning on May 20 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................   104.438%
2007........................................................   102.958%
2008........................................................   101.479%
2009 and thereafter.........................................   100.000%

     In the event that, on or prior to May 20, 2004, the Partnership consummates a public offering of its Capital Stock, other than Redeemable Capital Stock, then within 90 days of the consummation of the public offering the Partnership may, at its option, use the net proceeds of the public offering to redeem 8 7/8% notes at 108.875% of their principal amount, plus accrued and unpaid interest to the applicable redemption date, plus liquidated damages, if any; provided, however, that at least 67% of the principal amount of 8 7/8% notes originally issued, together with any additional notes, are outstanding immediately following the redemption. Only one redemption may be made under this provision.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, we may be required to offer to purchase the notes as described under the caption "Repurchase at the Option of Holders." We may at any time and from time to time purchase notes in the open market or otherwise.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     If new persons take control of the Partnership or the Operating Partnership, you may have the right to have your notes repurchased.

     A "change of control" means:

          (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership or the Operating Partnership to any Person or group, as that term is used in Section 13(d)(3) of the Exchange Act, other than

             (A) UGI Corporation and its Subsidiaries or

             (B) any Person in which UGI Corporation and its Subsidiaries beneficially own at least 51% of that Person's Voting Stock;

          (2) the merger or consolidation of the Partnership or the Operating Partnership with another partnership or corporation other than UGI Corporation and its Subsidiaries or any Person of which UGI Corporation and its Subsidiaries beneficially own at least 51% of that Person's Voting Stock;

          (3) the liquidation or dissolution of the Partnership or the General Partner; or

          (4) the occurrence of any transaction, the result of which is that UGI Corporation and its Subsidiaries beneficially own in the aggregate, directly or indirectly, less than 51% of the Voting Stock of the General Partner.

     With respect to the sale of assets referred to in (1) above, the phrase "all or substantially all" as used in the indentures varies according to the facts and circumstances of the subject transaction. It has no clearly established meaning under New York law, which is the law that governs the indentures. Therefore, in some transactions it may be unclear whether a change of control has occurred and whether the notes are subject to a change of control offer.

     Upon the occurrence of a change of control, each noteholder will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a change of control offer on the terms set forth in the indentures. In a change of control offer, we will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the notes or portion of notes validly tendered for payment, plus accrued and unpaid interest to the date of purchase.

     Within 30 days following any change of control, we will mail a notice to each holder stating:

          (1) that the change of control offer is being made in accordance with the covenant entitled "change of control" and that all notes tendered will be accepted for payment;

          (2) the purchase price and the purchase date (the "change of control payment date"), which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed;

          (3) that any note not tendered will continue to accrue interest;

          (4) that, unless we default in the payment of the change of control payment, all notes accepted for payment in accordance with the change of control offer will cease to accrue interest after the change of control payment date;

          (5) that holders electing to have any notes purchased in accordance with a change of control offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the change of control payment date;

          (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the change of control payment date, a proper notice setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing its election to have such notes purchased; and

          (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000.

     We will comply with the requirements of Rule 14e-l under the Exchange Act and any other relevant securities laws applicable to the repurchase of notes in connection with a change of control.

     On the change of control payment date, we will, to the extent lawful:

          (1) accept for payment notes or portions of notes tendered in accordance with the change of control offer;

          (2) deposit an amount equal to the change of control payment with the paying agent in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate amount of the notes or portions of notes tendered to us.

     The paying agent will promptly mail to each holder of notes so accepted the change of control payment for the notes. The trustee will promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered. However, each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

     A noteholder's right to receive the change of control payment may be restricted in the following circumstances:

     - under agreements governing the First Mortgage Notes and the Bank Credit Facilities, the Partnership must offer to repay all amounts owing under the First Mortgage Notes if certain events constituting a change of control occur;

     - under agreements governing the First Mortgage Notes, the Partnership is restricted in its ability to redeem or repurchase the notes out of distributions of Available Cash from the Operating Partnership; and

     - under the agreements governing the First Mortgage Notes and the Bank Credit Facilities, the Operating Partnership is limited in its ability to make distributions to the Partnership, and the Partnership will be limited by its then-existing financial resources to pay cash to the holders of notes upon a repurchase.

     Except as described above with respect to a change of control, the indentures do not contain provisions that permit noteholders to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. The failure of the Partnership to repurchase the notes upon a change of control offer would constitute an Event of Default under the indentures.

  Asset Sales

     The Partnership is limited in its ability to sell its assets. This limitation is subject to important exceptions.

     "Asset Sales" are defined as the following, whether in a single transaction or a series of related transactions:

     - the sale, lease, conveyance or other disposition of any assets other than sales of inventory in the ordinary course of business and consistent with past practice; or

     - the issuance or sale of Capital Stock of any Restricted Subsidiaries.

     In general, the Partnership and its Restricted Subsidiaries are not permitted to consummate an Asset Sale unless:

          (1) the Partnership or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by the General Partner, of the assets sold or otherwise disposed of; and

          (2) at least 80% of the consideration received by the Partnership or the Restricted Subsidiary is in the form of cash; provided

             (A) that for purposes of determining the amount of cash received in an Asset Sale, the following will be deemed to be cash:

                (i) the amount of any liabilities on the Partnership's or any Restricted Subsidiary's balance sheet that are assumed by the transferee of the assets; and

                (ii) the amount of any notes or other obligations received by the Partnership or the Restricted Subsidiary from the transferee that is immediately converted by the Partnership or the Restricted Subsidiary into cash (to the extent of the cash received); and

             (B) the 80% limitation will not apply to any Asset Sale in which the cash portion of the consideration received, determined in accordance with the foregoing provisions, is equal to or greater than the after-tax proceeds would have been had the Asset Sale complied with the 80% limitation.

     The following transactions will not be considered Asset Sales:

          (1) any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to a Wholly Owned Restricted Subsidiary of the Partnership;

          (2) any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to any Person in exchange for other assets used in a permitted line of business and having a fair market value, as determined in good faith by the General Partner, not less than that of the assets so transferred; and

          (3) any transfer of assets in accordance with a Permitted Investment.

     Also, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership will be governed by the provisions of the indentures described above under the caption "Change of Control" or the provisions described below under the caption "Merger, Consolidation or Sale of Assets," and not by the provisions of this covenant.

     If the Partnership or any of its Restricted Subsidiaries receive Net Proceeds exceeding $10 million from one or more Asset Sales in any fiscal year, then within 270 days after the date the aggregate amount of Net Proceeds exceeds that amount (or such longer period as may be required to comply with any agreement in effect on the 10 1/8% Series B Senior Notes Issue Date), the Partnership must apply the amount exceeding $10 million, less the amount of Net Proceeds that have been previously applied for the purposes set forth below in
(A) or (B) during the current fiscal year, to:

          (A) reduce Indebtedness of a Restricted Subsidiary, with a permanent reduction of availability in the case of revolving Indebtedness; or

          (B) make an investment in assets in the same line of business as that of the Partnership on the 10 1/8% Series B Senior Notes Issue Date.

     Pending the final application of any Net Proceeds, the Partnership or any Restricted Subsidiary may temporarily reduce borrowings under the Bank Credit Facilities or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds that are not applied or invested as provided in clause (A) or (B) above will be deemed to constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $5 million, we will make an offer to all noteholders called an "asset sale offer," to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. In an asset sale offer:

     - the offer price will be in cash and will be 100% of the principal amount of the note plus accrued and unpaid interest to the date of purchase;

     - we will follow the procedures set forth in the indentures; and

     - we will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws.

     To the extent that the aggregate amount of notes tendered in accordance with an asset sale offer is less than the Excess Proceeds, the Partnership or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of notes surrendered by their holders exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Notwithstanding the foregoing, if we are required to commence an asset sale offer at any time when we have securities outstanding ranking pari passu in right of payment with the notes and the terms of those securities provide that a similar offer must be made with respect to those other securities, then the asset sale offer for the notes will be made concurrently with the other offers, and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which their holders elect to have purchased. Upon completion of the asset sale offer, the amount of Excess Proceeds will be reset at zero.

SELECTION AND NOTICE

     If less than all the notes are to be redeemed at any time, the trustee will select the notes to be redeemed among the holders of notes pro rata, by lot or in accordance with a method which the trustee considers to be fair and appropriate. The trustee must choose in a manner that complies with any legal and stock exchange requirements. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of that note upon surrender and cancellation of the original note. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

CERTAIN COVENANTS

  Limitation on Additional Indebtedness

     The Partnership and its Restricted Subsidiaries may only incur more debt under certain circumstances.

     The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment (in each case, to "incur") any Indebtedness (including Redeemable Capital Stock), unless at the time of the incurrence and after giving pro forma effect to the receipt and application of the proceeds of the Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Partnership would be greater than 2.00 to 1.

     In addition to any Indebtedness that may be incurred as set forth above, the Partnership and its Restricted Subsidiaries may incur the following (collectively, "Permitted Indebtedness"):

          (1) Indebtedness of the Partnership evidenced by the 8 7/8% notes (other than any additional notes);

          (2) With respect to the 8 7/8% notes, Indebtedness of the Partnership evidenced by the 10% notes (other than any additional 10% notes);

          (3) Indebtedness outstanding on the 10 1/8% Senior Notes Issue Date;

          (4) Indebtedness of the Operating Partnership evidenced by the First Mortgage Notes; provided that the aggregate principal amount, exclusive of any unamortized premium, of this Indebtedness outstanding at any time may not exceed $518 million;

          (5) Indebtedness of the Partnership or a Restricted Subsidiary incurred

             (A) for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with GAAP, or additions, including by way of acquisitions of businesses and related assets, to the property and assets of the Partnership and its Restricted Subsidiaries, including, without limitation, to Indebtedness incurred under the acquisition facility, or

             (B) by assumption in connection with additions, including additions by way of acquisition or capital contributions of businesses and related assets, to the property and assets of the Partnership and its Restricted Subsidiaries;

     provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $75 million;

          (6) Indebtedness of the Partnership or a Restricted Subsidiary incurred for any purpose permitted under the Revolving Loan Facility; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed an amount equal to the greater of

             (A) with respect to the 10% notes, $70 million, and with respect to the 8 7/8% notes, $175 million, and

             (B) the Consolidated Borrowing Base Amount;

     provided, further, that the outstanding balance of this Indebtedness will not exceed 50% of the greater amount for 30 consecutive days during each fiscal year;

          (7) Indebtedness of the Partnership owed to the General Partner or an Affiliate of the General Partner that is unsecured and that is Subordinated Indebtedness; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $50 million;

          (8) Indebtedness of the Partnership or a Restricted Subsidiary for the purpose of the payment of certain liabilities of Petrolane; provided that the aggregate amount of such Indebtedness outstanding at any time may not exceed $30 million;

          (9) Indebtedness owed by the Partnership or any Restricted Subsidiary to any Wholly Owned Restricted Subsidiary;

          (10) Indebtedness under Interest Rate Agreements;

          (11) Permitted Refinancing Indebtedness;

          (12) the incurrence by the Partnership or a Restricted Subsidiary of Indebtedness owing directly to its insurance carriers, without duplication, in connection with the Partnership's, its Subsidiaries' or its Affiliates' self-insurance programs or other similar forms of retained insurable risks for their respective businesses, consisting of reinsurance agreements and indemnification agreements, and guarantees of the foregoing, secured by letters of credit; provided that any Consolidated Fixed Charges associated with the Indebtedness evidenced by the reinsurance agreements, indemnification agreements, guarantees and letters of credit will be included, without duplication, in any determination of the Consolidated Fixed Charge Coverage Ratio test set forth in the "Limitation on Additional Indebtedness" covenant;

          (13) Indebtedness of the Partnership and its Restricted Subsidiaries in respect of Capital Leases; provided that the aggregate amount of the Indebtedness outstanding at any time may not exceed $10 million;

          (14) Indebtedness of the Partnership and its Restricted Subsidiaries represented by letters of credit supporting

             (A) obligations under workmen's compensation laws,

             (B) obligations to suppliers of propane; provided that the aggregate amount of this Indebtedness outstanding at any time may not exceed $15 million, and

             (C) the repayment of Permitted Indebtedness; or

          (15) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Partnership or any of its Subsidiaries or in connection with judgments that do not result in a Default or Event of Default.

  Limitation on Restricted Payments

     The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other distribution or payment on or with respect of Capital Stock of the Partnership or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders, in their capacities as such, of Capital Stock of the Partnership or any of its Restricted Subsidiaries other than

             (A) dividends or distributions payable solely in Capital Stock of the Partnership, other than Redeemable Capital Stock, or in options, warrants or other rights to purchase Capital Stock of the Partnership, other than Redeemable Capital Stock,

             (B) the declaration and payment of dividends or other distributions to the extent declared or paid to the Partnership or any Restricted Subsidiary of the Partnership and

             (C) the declaration and payment of dividends or other distributions by any Restricted Subsidiary of the Partnership to all holders of Capital Stock of that Restricted Subsidiary on a pro rata basis, including, in the case of the Operating Partnership, to its General Partner;

          (2) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Partnership or any of its Restricted Subsidiaries, other than any Capital Stock owned by a Wholly Owned Restricted Subsidiary of the Partnership;

          (3) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness, other than any such Indebtedness owned by the Partnership or a Wholly Owned Restricted Subsidiary of the Partnership; or

          (4) make any Investment, other than a Permitted Investment, in any Person;

(the payments or Investments set out in this paragraph are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing; and

          (2) the Restricted Payment, together with the aggregate of all other Restricted Payments made by the Partnership and its Restricted Subsidiaries during the fiscal quarter during which the Restricted Payment is made, will not exceed

             (A) if the Consolidated Fixed Charge Coverage Ratio of the Partnership is greater than 1.75 to 1, an amount equal to Available Cash as of the end of the immediately preceding fiscal quarter or

             (B) if the Consolidated Fixed Charge Coverage Ratio of the Partnership is equal to or less than 1.75 to 1, an amount equal to the sum of

                (i) $24 million, less the aggregate amount of all Restricted Payments made by the Partnership and its Restricted Subsidiaries in accordance with this clause (2)(B)(i) during the period ending on the last day of the fiscal quarter of the Partnership immediately preceding the date of the Restricted Payment and beginning on the first day of the sixteenth full fiscal quarter immediately preceding the date of the Restricted Payment, plus

                (ii) the aggregate net cash proceeds of any substantially concurrent

                    (1) capital contribution to the Partnership from any Person other than a Restricted Subsidiary of the Partnership, or

                    (2) issuance and sale of shares of Capital Stock, other than
               Redeemable Capital Stock, of the Partnership to any Person other than to a Restricted Subsidiary of the Partnership.

     The Restricted Payment may be made in assets other than cash, in which case the amount will be the fair market value, as determined in good faith by the General Partner, on the date of the Restricted Payment of the assets proposed to be transferred.

     The above provisions will not prohibit:

          (1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would be permitted by the above paragraphs;

          (2) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Partnership or any Restricted Subsidiary of the Partnership in exchange for, or out of the net cash proceeds of, a substantially concurrent

             (A) capital contribution to the Partnership from any Person other than a Restricted Subsidiary of the Partnership or

             (B) issue and sale of other shares of Capital Stock, other than Redeemable Capital Stock, of the Partnership to any Person other than to a Restricted Subsidiary of the Partnership;

     provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash; or

          (3) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent

             (A) capital contribution to the Partnership from any Person other than a Restricted Subsidiary of the Partnership, or

             (B) issue and sale of

                (i) Capital Stock, other than Redeemable Capital Stock, of the Partnership to any Person other than to a Restricted Subsidiary of the Partnership or

                (ii) Indebtedness of the Partnership issued to any Person other than a Restricted Subsidiary of the Partnership, so long as the Indebtedness is Permitted Refinancing Indebtedness;

     provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash.

     In computing the amount of Restricted Payments previously made for purposes of the Restricted Payments test above, Restricted Payments made under clause (1) above will be included and Restricted Payments made under clauses (2) and (3) shall not be so included.

  Limitation on Liens

     The Partnership will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, upon any of its properties or assets, whether owned on the 10 1/8% Senior Notes Issue Date or acquired afterwards.

  Limitation on Transactions with Affiliates

     The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions, including the sale, transfer, disposition, purchase, exchange or lease of assets, property or services, other than as provided for in the Operative Agreements, with, or for the benefit of any Affiliates of the Partnership unless:

          (1) the transaction or series of related transactions are between the Partnership and its Wholly Owned Restricted Subsidiaries or between two Wholly Owned Restricted Subsidiaries; or

          (2) (A) the transaction or series of related transactions are on terms that are no less favorable to the Partnership or the Restricted Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from Persons who are not Affiliates of the Partnership or Restricted Subsidiary and

             (B) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $15 million, the Partnership shall have delivered an officers' certificate to the trustee certifying that the transaction or series of related transactions comply with the preceding clause (A) and that the transaction or series of transactions have been approved by a majority of the Board of Directors of the General Partner, including a majority of the Disinterested Directors.

     However, this covenant will not restrict the Partnership, any Restricted Subsidiary or the General Partner from entering into:

          (1) any employment agreement, stock option agreement, restricted stock agreement or similar agreement in the ordinary course of business;

          (2) transactions permitted by the provisions of the indenture described under the covenant "Restricted Payments"; and

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          (3) transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane business operated by the Partnership, its Subsidiaries and Affiliates.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

     The Partnership will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends, in cash or otherwise, or make any other distributions on or with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

          (2) pay any Indebtedness owed to the Partnership or any other Restricted Subsidiary;

          (3) make loans or advances to, or any investment in, the Partnership or any other Restricted Subsidiary;

          (4) transfer any of its properties or assets to the Partnership or any other Restricted Subsidiary; or

          (5) guarantee any Indebtedness of the Partnership or any other Restricted Subsidiary.

     Collectively, these restrictions are called the "Payment Restrictions."

     However, the following encumbrances or restrictions are permissible if they exist under or by reason of:

          (A) applicable law;

           (B) any agreement in effect at or entered into on the 10 1/8% Senior Notes Issue Date, including the First Mortgage Notes outstanding on the
     10 1/8% Senior Notes Issue Date and the Bank Credit Facilities in effect on the 10 1/8% Senior Notes Issue Date, or any agreement relating to any Permitted Indebtedness; provided, however, that the encumbrances and restrictions contained in the agreements governing the Permitted Indebtedness are no more restrictive with respect to the Payment Restrictions than those set forth in the agreements governing the First Mortgage Notes and the Bank Credit Facilities as in effect on the 10 1/8% Senior Notes Issue Date;

          (C) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Partnership or any Restricted Subsidiary;

          (D) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (4) in the paragraph above on the property so acquired;

          (E) any agreement or other instrument of a Person acquired by the Partnership or any Restricted Subsidiary, or of a Restricted Subsidiary of that Person, in existence at the time of the acquisition but not created in contemplation of the acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties, assets or Subsidiaries of the Person so acquired; or

           (F) provisions contained in agreements or instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor of the Indebtedness unless the transferee shall assume the obligations of the obligor under the agreement or instrument.

  Limitation on Sale and Leaseback Transactions

     The Partnership will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to their properties.

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     However, the Partnership and its Restricted Subsidiaries may enter into
Sale and Leaseback Transactions with respect to property acquired or constructed after the 10 1/8% Senior Notes Issue Date; provided that:

          (1) the Partnership or the Restricted Subsidiary would be permitted under the indenture to incur Indebtedness secured by a Lien on the property in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction; or

          (2) the lease in the Sale and Leaseback Transaction is for a term not in excess of the lesser of

             (A) three years and

             (B) 60% of the remaining useful life of such property.

  Limitation on AmeriGas Eagle Finance Corp. and AP Eagle Finance Corp.

     In addition to the restrictions set forth under "Limitation on Additional Indebtedness" above, neither AmeriGas Eagle Finance Corp. nor AP Eagle Finance Corp. may incur any Indebtedness unless:

          (1) the Partnership is a co-obligor and guarantor of the Indebtedness; or

          (2) the net proceeds of the Indebtedness are

             (A) lent to the Partnership,

             (B) used to acquire outstanding debt securities issued by the Partnership or

             (C) used, directly or indirectly, to refinance or discharge Indebtedness permitted under the limitation of this paragraph.

     Neither AmeriGas Eagle Finance Corp. nor AP Eagle Finance Corp. may engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the Partnership.

  Merger, Consolidation or Sale of Assets

     The indentures provide that the Partnership may not consolidate or merge with or into, whether or not the Partnership is the surviving Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

          (1) (A) the Partnership is the surviving Person or

              (B) the Person formed by or surviving the consolidation or merger, if other than the Partnership, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving the consolidation or merger, if other than the Partnership, or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Partnership in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the notes and the indentures;

          (3) immediately after the transaction no Default or Event of Default exists; and

          (4) The Partnership or the Person formed by or surviving the consolidation or merger, if other than the Partnership, or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made

              (A) will have, immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction, a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Partnership immediately preceding the transaction and

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             (B) will, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant entitled "Limitation on Additional Indebtedness."

     The indentures also provide that AmeriGas Eagle Finance Corp. or AP Eagle Finance Corp., as the case may be, may not consolidate or merge with or into, whether or not they are the surviving Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

          (1) (A) AmeriGas Eagle Finance Corp. or AP Eagle Finance Corp., as the case may be, is the surviving Person, or

              (B) the Person formed by or surviving the consolidation or merger, if other than AmeriGas Eagle Finance Corp. or AP Eagle Finance Corp., as the case may be, or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and is a Wholly Owned Restricted Subsidiary of the Partnership;

          (2) the Person formed by or surviving the consolidation or merger, if other than AmeriGas Eagle Finance Corp. or AP Eagle Finance Corp., as the case may be, or to which the sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of AmeriGas Eagle Finance Corp. or AP Eagle Finance Corp., as the case may be, in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the applicable notes and the applicable indenture; and

          (3) immediately after such transaction no Default or Event of Default exists.

  Line of Business

     The Partnership and its Restricted Subsidiaries will not materially and substantially engage in any business other than the Business in which the Partnership and its Restricted Subsidiaries were engaged on the 10 1/8% Senior Notes Issue Date.

  Rule 144A Information Requirement

     The Partnership has agreed to furnish to holders and prospective purchasers of old notes, upon their request, the information required to be delivered under Rule 144A(d)(4) under the Securities Act until such time as we either exchange the old notes for the registered notes or have registered the old notes for resale under the Securities Act, other than during any period in which the Partnership is subject to Section 13 or 15(d) of the Exchange Act and is in compliance with the requirements thereof.

  Reports

     Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will furnish to the holders of notes:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on that information by our certified independent accountants; and

          (2) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file the reports.

     In addition, whether or not required by the rules and regulations of the Commission, we will file a copy of all the information described in (1) and (2) above with the Commission for public availability,

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unless the Commission will not accept the filing. We will also make the information available to investors who request it in writing.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an "Event of Default":

          (1) default in the payment of the principal of or premium, if any, on any note when the same becomes due and payable, upon Stated Maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;

          (2) default in the payment of an installment of interest on, or liquidated damages, if any, with respect to, any of the notes, when the same becomes due and payable, which default continues for a period of 30 days;

          (3) failure to perform or observe any other term, covenant or agreement contained in the notes or the indentures, other than a default specified in clause (1) or (2) above, and the default continues for a period of 45 days after written notice of the default requiring us to remedy the same shall have been given

             (A) to the Partnership by the trustee or

             (B) to us and the trustee by holders of 25% in aggregate principal amount of the applicable notes then outstanding;

          (4) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Partnership or any Restricted Subsidiary of the Partnership then has outstanding Indebtedness, which default

             (A) is caused by a failure to pay

                (i) principal with respect to Indebtedness of a Restricted Subsidiary at its Stated Maturity or within the applicable grace period, if any, provided with respect to the Indebtedness or

                (ii) principal, premium or interest with respect to Indebtedness of the Partnership within the applicable grace period, if any, provided in the Indebtedness,

             which, collectively, is a "Payment Default," or

             (B) results in the acceleration of the Indebtedness prior to its Stated Maturity and, in each case, the principal amount of the Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, amounts to $10 million or more;

          (5) a final judgment or judgments, which is or are non-appealable and nonreviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have been expired or been exhausted, which cannot be stayed shall be rendered against

             (A) the Partnership,

             (B) any Restricted Subsidiary,

             (C) the General Partner or

             (D) any Significant Subsidiary

     for the payment of money in excess of $10 million in the aggregate and any one of the judgments is not covered by insurance or discharged or execution of the judgment stayed pending appeal or review within 60 days after entry of such judgment, or, in the event of a stay, the judgment shall not be discharged within 30 days after the stay expires; or

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

          (6) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our respective Significant Subsidiaries has occurred.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% of principal amount of the applicable series of notes then outstanding may declare all the notes of that series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Partnership, AmeriGas Eagle Finance Corp. or AP Eagle Finance Corp., as applicable, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice.

     Noteholders may not enforce the indentures or the notes except as provided in the indentures. Subject to limitations, holders of a majority in principal amount of a series of then-outstanding notes may direct the trustee of that series of notes in its exercise of any trust or power. The trustee may withhold from noteholders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest.

     If any Event of Default occurs because we or those acting on our behalf willfully intended to avoid payment of the premium that we would have to pay if we then elected to redeem the 8 7/8% notes under the optional redemption provisions of the indenture governing the 8 7/8% notes, then an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the 8 7/8% notes.

     The holders of a majority in aggregate principal amount of a series of notes then outstanding by notice to the trustee for those notes may waive any existing Default or Event of Default for all noteholders of that series and its consequences under the applicable indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on those notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indentures. In addition, upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF LIMITED PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No limited partner of the Partnership or director, officer, employee, incorporator or stockholder of the General Partner, AmeriGas Eagle Finance Corp. or AP Eagle Finance Corp., as applicable, as such, shall have any liability for any of our obligations under the notes, the indentures or for any claim based, in respect of, or by reason of, these obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

NON-RECOURSE

     Our obligations under the indentures are non-recourse to the General Partner and the Operating Partnership, and their respective Affiliates, other than ourselves, and are payable only out of our cash flow and assets. The trustee has, and each holder of a note, by accepting a note, is deemed to have, agreed in the applicable indenture that:

     - the General Partner and its assets;

     - the Operating Partnership and its assets; and

     - their respective Affiliates, other than us, and their assets,

shall not be liable for any of our obligations under the applicable indenture or the applicable notes.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to either or both series of outstanding notes. This is known as "legal defeasance." However, under legal defeasance we cannot discharge:

          (1) the rights of holders of outstanding notes to receive payments with respect to any principal, premium, interest and liquidated damages on the notes when the payments are due;

          (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes;

          (3) our obligation to maintain an office or agency for payment and money for security payments held in trust;

          (4) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

          (5) the legal defeasance and covenant defeasance provisions of the applicable indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in either or both of the indentures. This is called "covenant defeasance." After our obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the notes.

     In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, described under "Events of Default" will no longer constitute an Event of Default with respect to the applicable notes.

     In order to exercise either legal defeasance or covenant defeasance:

          (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal and any premium, interest and liquidated damages on the outstanding notes on the Stated Maturity or on the applicable redemption date;

          (2) in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

             (A) we have received from, or there shall have been published by, the IRS a ruling, or

             (B) since the date of the applicable indenture, there shall have been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

          (3) in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

          (4) no Event of Default has occurred and is continuing on the date of the deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
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

          (5) the legal defeasance or covenant defeasance will not result in a breach, violation or constitute a default under any material agreement or instrument, other than the applicable indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

          (6) we shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) we shall have delivered to the trustee an officers' certificate stating that we did not make the deposit with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our other creditors; and

          (8) we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     In general, each indenture or the related notes may be amended or supplemented, and any existing default or compliance with any provision of each indenture or the related notes may be waived, with the consent of the holders of at least a majority in principal amount of the applicable notes then outstanding. This includes consents obtained in connection with a tender offer or exchange offer for notes.

     However, without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders";

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal, premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration;

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the applicable indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal, of premium, if any, interest or liquidated damages on the notes;

          (7) waive a redemption payment with respect to any note, other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"; or

          (8) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement an indenture or the related notes to:

     - cure any ambiguity, defect or inconsistency;

     - provide for uncertificated notes in addition to or in place of certificated notes;

     - provide for the assumption of our obligations to holders of the applicable notes in the case of a merger or consolidation;

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     - make any change that could provide any additional rights or benefits to the holders of the applicable notes or that does not adversely affect the legal rights under the applicable indenture of any such holder; or

     - comply with requirements of the Commission in order to effect or maintain the qualification of the applicable indenture under the Trust Indenture Act.

THE TRUSTEE

     Should the trustee become our creditor, the indentures contain certain limitations on the trustee's rights to obtain payment of claims or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must:

     - eliminate the conflict within 90 days;

     - apply to the Commission for permission to continue; or

     - resign.

     The holders of a majority in principal amount of each series of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee of that series of notes, subject to certain exceptions. The indentures provide that in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any holder of notes, unless the holder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     We and the initial purchasers of each series of notes entered into registration rights agreements. Pursuant to the registration rights agreements, we agreed to file with the Commission a registration statement with respect to an offer to exchange each series of old notes for the related series of registered notes with terms identical in all material respects to the related series of old notes.

     If:

          (1) we fail to file any of the registration statements required by the registration rights agreements on or before the date specified for such filing;

          (2) any of the registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness, known as the "effectiveness target date";

          (3) we fail to consummate an exchange offer within 30 business days of the effectiveness target date with respect to the applicable registration statement; or

          (4) a registration statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of notes that are not freely tradeable during the periods specified in the registration rights agreements;

each event referred to in clauses (1) through (4) above, a "registration default," then we will pay liquidated damages to each holder of notes that are not freely tradeable, with respect to the first 90-day period immediately following the occurrence of the registration default in an amount equal to $0.05 per week for each $1,000 principal amount of the applicable notes held by the holder. The amount of the liquidated damages will increase by an additional $0.05 per week with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of $0.20 per week for each $1,000 principal amount of the applicable notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

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     Holders of notes will be required to deliver information to be used in connection with a "shelf" registration statement and to provide comments on a "shelf" registration statement within the time periods set forth in the registration rights agreements in order to have their transfer restricted notes included in the "shelf" registration statement and benefit from the provisions regarding liquidated damages set forth above.

     We are currently paying liquidated damages with respect to the 10% notes.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "10 1/8% Senior Notes Issue Date" means April 19, 1995, the date of the indenture governing the 10 1/8% Senior Notes.

     "10 1/8% Senior Notes" means the 10 1/8% Senior Notes due April 15, 2007 issued by the Partnership and AmeriGas Finance Corp.

     "Acquired Indebtedness" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time the other Person merged with or into or became a Subsidiary of the specified Person, including Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person; and

          (2) Indebtedness encumbering any asset acquired by the specified
     Person.

     "Acquisition Facility" means the loan facility of the Operating Partnership provided for in the Credit Agreement, for the purpose of financing acquisitions.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the specified Person. For purposes of this definition, "control" means the power to direct the management and policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" shall not include any Wholly Owned Restricted Subsidiary.

     "Asset Acquisition" means:

          (1) an Investment by the Partnership or any Restricted Subsidiary of the Partnership in any other Person pursuant to which the Person shall become a Restricted Subsidiary of the Partnership, or shall be merged with or into the Partnership or any Restricted Subsidiary of the Partnership;

          (2) the acquisition by the Partnership or any Restricted Subsidiary of the Partnership of the assets of any Person, other than a Restricted Subsidiary of the Partnership, which constitute all or substantially all of the assets of such Person; or

          (3) the acquisition by the Partnership or any Restricted Subsidiary of the Partnership of any division or line of business of any Person, other than a Restricted Subsidiary of the Partnership.

     "Attributable Debt" means, with respect to any Sale and Leaseback Transactions not involving a Capital Lease, as of any date of determination, the total obligation, discounted to present value at the rate of interest implicit in the lease included in the transaction, of the lessee for rental payments during the remaining portion of the term of the lease, including extensions which are at the sole option of the lessor, of the lease included in the transaction. For purposes of this definition, the rental payments shall not include amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the rental obligation shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
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     "Available Cash" as to any quarter means:

          (1) the sum of

             (A) all cash of the Partnership, the Operating Partnership and any Subsidiaries thereof, treated as a single consolidated entity (together, the "Partnership Group"), on hand at the end of the quarter and

             (B) all additional cash of the Partnership Group on hand on the date of determination of Available Cash with respect to the quarter resulting from borrowings subsequent to the end of the quarter,

          (2) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to

             (A) provide for the proper conduct of the business of the Partnership Group, including reserves for future capital expenditures, subsequent to the quarter,

             (B) provide funds for distributions under Section 5.3(a), (b) and
        (c) or 5.4(a) of the Partnership Agreement in respect of any one or more of the next four quarters, or

             (C) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject;

provided, however, that Available Cash attributable to any Restricted Subsidiary of the Partnership will be excluded to the extent dividends or distributions of Available Cash by the Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

     "Bank Credit Facilities" means the Acquisition Facility and the Revolving Loan Facility.

     "Business" means wholesale and retail sales, distribution and storage of propane gas and related petroleum derivative products and the retail sale and distribution of propane related supplies and equipment, including home appliances.

     "Capital Lease" means, with respect to any Person, any lease of any property, whether real, personal or mixed, by a Person, as lessee of guarantor or other surety, which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of the Person.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, units representing interests, participations, rights in or other equivalents, however designated, of the Person's capital stock, including, with respect to partnerships, partnership interests, whether general or unlimited, any and other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, the partnership, and any rights, other than debt securities convertible into capital stock, warrants or options exchangeable to or convertible into capital stock.

     "Consolidated Borrowing Base Amount" means an amount equal to the sum of:

          (1) 70% of the face amount of Eligible Accounts Receivable of the Partnership and its Restricted Subsidiaries; and

          (2) 70% of the book value, calculated on a first-in, first-out basis, of the consolidated Inventory of the Partnership and its Restricted Subsidiaries, in each case as determined in accordance with GAAP. To the extent that information is not available as to the amount of Eligible Accounts Receivable or Inventory as of a specific date, the Partnership may utilize the most recent available information for purposes of calculating the Consolidated Borrowing Base Amount.

     "Consolidated Cash Flow Available for Fixed Charges" means, with respect to the Partnership and its Restricted Subsidiaries, for any period, the sum of, without duplication, the amounts for the period, taken as single accounting, of:

          (1) Consolidated Net Income;

          (2) Consolidated Non-cash Charges;

          (3) Consolidated Interest Expense; and

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          (4) Consolidated Income Tax Expense.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Partnership and its Restricted Subsidiaries, the ratio of:

          (1) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Person for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Four Quarter Period"); to

          (2) the aggregate amount of Consolidated Fixed Charges of the Person for the Four Quarter Period.

     In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of the calculation to, without duplication:

          (1) the incurrence or repayment of any Indebtedness, other than revolving credit borrowings, of the Partnership or any of its Restricted Subsidiaries (and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and

          (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of the Partnership or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period;

provided, however, that:

          (1) Consolidated Fixed Charges will be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio; and

          (2) Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined by the actual gross profit, which is equal to revenues minus cost of goods sold, of the acquired business or asset during the immediately preceding four full fiscal quarters in the Reference Period, minus the pro forma expenses that would have been incurred by the Partnership and its Restricted Subsidiaries in the operation of the acquired business or asset during the period computed on the basis of personnel expenses for employees retained or to be retained by the Partnership and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by the Partnership and its Restricted Subsidiaries in the operation of the Partnership's business at similarly situated facilities.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the "Consolidated Fixed Charge Coverage Ratio":

          (A) interest on outstanding Indebtedness, other than Indebtedness referred to in clause (B) below, determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on that date;

          (B) only actual interest payments associated with Indebtedness incurred in accordance with clauses (5) and (7) of the definition of Permitted Indebtedness and all Permitted Refinancing

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     Indebtedness in respect thereof, during the Four Quarter Period shall be included in the calculation; and

          (C) if interest on any Indebtedness actually incurred on the date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during the period.

     "Consolidated Fixed Charges" means, with respect to the Partnership and its Restricted Subsidiaries for any period, the sum of, without duplication:

          (1) the amounts for such period of Consolidated Interest Expense; and

          (2) the product of

             (A) the aggregate amount of dividends and other distributions paid or accrued during the period in respect of Preferred Stock and Redeemable Capital Stock of the Partnership and its Restricted Subsidiaries on a consolidated basis and

             (B) a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

     "Consolidated Income Tax Expense" means, with respect to the Partnership and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the Partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to the Partnership and its Restricted Subsidiaries, for any period, without duplication, the sum of:

          (1) the interest expense of the Partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP, including, without limitation,

             (A) any amortization of debt discount,

             (B) the net cost under Interest Rate Agreements,

             (C) the interest portion of any deferred payment obligation,

             (D) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and

             (E) all accrued interest for all instruments evidencing Indebtedness; and

          (2) the interest component of Capital Leases paid or accrued or scheduled to be paid or accrued by the Partnership and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means the net income of the Partnership and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude:

          (1) net after-tax extraordinary gains or losses;

          (2) net after-tax gains or losses attributable to Asset Sales;

          (3) the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Partnership or any Restricted Subsidiary;

          (4) the net income or loss prior to the date of acquisition of any Person combined with the Partnership or any Restricted Subsidiary in a pooling of interest;
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          (5) the net income of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation; and

          (6) the cumulative effect of any changes in accounting principles.

     "Consolidated Net Worth" means, with respect to the Partnership and its Restricted Subsidiaries at any date, the consolidated stockholders' equity or partners' capital of the Person less the amount of the stockholders' equity or partners' capital attributable to Redeemable Capital Stock of the Partnership and its Restricted Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" means, with respect to the Partnership and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization and any other non-cash charges resulting from writedowns of non-current assets, in each case which reduces the Consolidated Net Income of Partnership and its Restricted Subsidiaries for the period, as determined on a consolidated basis in accordance with GAAP.

     "Credit Agreement" means the Credit Agreement, dated as of April 12, 1995, among the Operating Partnership, the General Partner, Petrolane and Bank of America National Trust and Savings Association, in its individual capacity and as agent, and the other banks which are or become parties from time to time thereto, evidencing the Bank Credit Facilities, and as it may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and any successor or replacement facility entered into compliance with the indenture.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designation Amount" means, with respect to the designation of a Restricted Subsidiary or a newly acquired or formed Subsidiary as an Unrestricted Subsidiary, an amount equal to the sum of:

          (1) the net book value of all assets of the Subsidiary at the time of the designation in the case of a Restricted Subsidiary; and

          (2) the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary.

     "Disinterested Director" means, with respect to any transaction or series of transactions with affiliates, a member of the Board of Directors of the General Partner who has no financial interest, and whose employer has no financial interest, in the transaction or series of transactions.

     "Eligible Accounts Receivable" means consolidated accounts receivable of the Partnership and its Restricted Subsidiaries that are no more than 60 days past due under their scheduled payment terms.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "Event of Default" has the meaning set forth under "Events of Default" herein.

     "First Mortgage Notes" means:

          (1) the First Mortgage Notes, Series A through C, issued pursuant to the note agreements dated as of the 10 1/8% Series B Senior Notes Issue Date;

          (2) the First Mortgage Notes, Series D, issued pursuant to the note agreement dated as of March 15, 1999; and

          (3) the First Mortgage Notes, Series E, issued pursuant to the note agreement dated as of March 15, 2000;

in each case as these note agreements may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules to these note agreements, and as the Indebtedness evidenced by these note agreements may be extended, renewed, refunded or refinanced from time to time.

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

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in the other statements by the other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable from time to time.

     "General Partner" means AmeriGas Propane, Inc., a Pennsylvania corporation, and any successors in the capacity of General Partner of the Partnership or the Operating Partnership, including, if applicable, more than one successor in any such capacity at the same time.

     "Guaranty" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of the Person with respect to any Indebtedness, lease, cash dividend or other obligation of another, including without limitation:

          (1) any obligation directly or indirectly guaranteed or endorsed, otherwise than for collection or deposit in the ordinary course of business, by the Person, or in respect of which the Person is otherwise directly or indirectly liable;

          (2) any other obligation under any contract which, in economic effect, is substantially equivalent to a guaranty, including, without limitation, any obligation of a partnership in which the Person is a General Partner or of a joint venture in which the Person is a joint venturer; or

          (3) any obligation in effect guaranteed by the Person through any agreement, contingent or otherwise, to purchase, repurchase or otherwise acquire the obligation or any security therefor, or to provide funds for the payment or discharge of the obligation, whether in the form of loans, advances, stock purchases, capital contributions or otherwise, or to maintain the solvency of any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof;

in any case if the purpose or intent of the agreement is to provide assurance that the obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of the obligation will be protected against loss in respect thereof.

     "Indebtedness" means, as applied to any Person, without duplication:

          (1) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument or letter of credit, or reimbursement agreements in respect thereof, which the Person has, directly or indirectly, created, incurred or assumed;

          (2) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any Lien in respect of property owned by the Person, whether or not the Person has assumed or become liable for the payment of the indebtedness; provided that the amount of the Indebtedness, if the Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time, as determined in good faith by the Person of the property subject to the Lien;

          (3) any indebtedness, whether or not for borrowed money, excluding trade payables and accrued expenses arising in the ordinary course of business, with respect to which the Person has become directly or indirectly liable and which represents the deferred purchase price, or a portion thereof, or has been incurred to finance the purchase price, or a portion thereof, of any property or service or business acquired by the Person, whether by purchase, consolidation, merger or otherwise;

          (4) the principal component of any obligations under Capital Leases to the extent the obligations would, in accordance with GAAP, appear on the balance sheet of the Person;

          (5) all Attributable Debt of the Person in respect of Sale and Leaseback Transactions not involving a Capital Lease;

          (6) any indebtedness of the character referred to in clause (1), (2),
     (3), (4) or (5) of this definition deemed to be extinguished under GAAP but for which the Person remains legally liable;

          (7) any indebtedness of any other Person of the character referred to in clause (1), (2), (3), (4), (5) or (6) of this definition with respect to which the Person whose Indebtedness is being determined has become liable by way of a Guaranty;

           (8) all Redeemable Capital Stock of the Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

           (9) any Preferred Stock of any Subsidiary of the Person valued at the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof plus, in either case, accrued dividends thereon; and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses
     (1) through (9) above.

     For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of the Redeemable Capital Stock as if it were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture and if the price is based upon, or measured by, the fair market value of the Redeemable Capital Stock, the fair market value shall be determined in good faith by the board of directors of the issuer of the Redeemable Capital Stock.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Partnership or any Restricted Subsidiary from fluctuations in interest rates.

     "Inventory" means goods held by a Person for sale or lease or to be furnished under contracts of service or if the Person has so furnished them, or if they are raw materials, work-in-process materials used or consumed in the Business or finished inventory of every type or description, including, without limitation, all liquified petroleum gas, in each case as would be shown as inventory on a balance sheet of the Person prepared in accordance with GAAP consistently applied, and all documents of title covering the inventory, and shall specifically include all "inventory" as such term is defined in the New York Uniform Commercial Code, now or hereafter owned by the Person.

     "Investment" means as applied to any Person:

          (1) any direct or indirect purchase or other acquisition by the Person of stock or other securities of any other Person; or

          (2) any direct or indirect loan, advance or capital contribution by the Person to any other Person and any other item which would be classified as an "investment" on a balance sheet of the Person prepared in accordance with GAAP, including without limitation any direct or indirect construction by the Person of property or assets to a joint venture, partnership or other business entity in which the Person retains an interest, it being understood that a direct or indirect purchase or other acquisition by the Person of assets of any other Person, other than stock or other securities, shall not constitute an "Investment" for purposes of the indenture.

     The amount classified as Investments made during any period shall be the aggregate cost to the Partnership and its Restricted Subsidiaries of all the Investments made during the period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of the Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which the Investments were made, less any net return of capital realized during the period upon the sale, repayment or other liquidation of the Investments, determined in accordance with GAAP, but without regard to any amounts received during the period as earnings in the form of dividends not constituting a return of
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

capital, interest or otherwise on the Investments or as loans from any Person in whom the Investments have been made.

     "Issue Date" means, with respect to each series of old notes, the date on which that series of old notes was originally issued.

     "Lien" means any mortgage, charge, pledge, lien, statutory or other, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which the Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement.

     "Maturity Date" means, with respect to any note, the date on which any principal of the note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to the principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Amount of Unrestricted Investment" means, without duplication, the sum of:

          (1) the aggregate amount of all Investments made after the 10 1/8% Senior Notes Issue Date pursuant to subdivision (8) of the definition of Permitted Investment, computed as provided in the last sentence of the definition of Investment; and

          (2) the aggregate of all Designation Amounts in connection with the designation of Unrestricted Subsidiaries, less all Designation Amounts in respect of Unrestricted Subsidiaries which have been designated as Restricted Subsidiaries and otherwise reduced in a manner consistent with the provisions of the last sentence of the definition of Investment.

     "Net Proceeds" means, with respect to any Asset Sale or sale of Capital Stock, the proceeds therefrom in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, except to the extent that the deferred payment obligations are financed or sold with recourse to the Partnership or any of its Restricted Subsidiaries, net of:

          (1) brokerage commissions and other fees and expenses related to the Asset Sale, including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers;

          (2) provisions for all taxes payable as a result of the Asset Sale;

          (3) amounts required to be paid to any Person, other than the Partnership or any Restricted Subsidiary of the Partnership, owning a beneficial interest in the assets subject to the Asset Sale;

          (4) appropriate amounts to be provided by the Partnership or any Restricted Subsidiary of the Partnership, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with the Asset Sale and retained by the Partnership or any Restricted Subsidiary of the Partnership, as the case may be, after the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale; and

          (5) amounts required to be applied to the repayment of Indebtedness secured by any Lien on the asset or assets sold in the Asset Sale.

     "Operating Partnership Agreement" is the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as in effect on the Issue Date, and as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

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

     "Operative Agreements" means the:

          (1) Partnership Agreement;

          (2) Operating Partnership Agreement; and

          (3) other agreements entered into between the Partnership or the Operating Partnership and any of their respective Affiliates, including the General Partner, on the 10 1/8% Senior Notes Issue Date.

     "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership, as in effect on the Issue Date, and as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

     "Permitted Investments" means any of the following:

          (1) Investments made or owned by the Partnership or any Restricted Subsidiary in

             (A) marketable obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof,

             (B) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P or Moody's,

             (C) commercial paper maturing no more than 270 days from the date of creation thereof and having as at the date of acquisition thereof one of the two highest ratings obtainable from either S&P or Moody's,

             (D) certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada,

                (i) the commercial paper or other short term unsecured debt obligations of which are as at such date rated either "A-2" or better (or comparably if the rating system is changed) by S&P or "Prime-2" or better (or comparably if the rating system is changed) by Moody's, or

                (ii) the long-term debt obligations of which are, as at such date, rated either "A" or better (or comparably if the rating system is changed) by either S&P or Moody's ("Permitted Banks"),

             (E) eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank,

             (F) bankers' acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks, and

             (G) obligations of the type described in clauses (1)(A) through (E) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Partnership or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

          (2) the acquisition by the Partnership or any Restricted Subsidiary of Capital Stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a Person located in the United States or Canada and engaged in substantially the same business as the

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     Partnership such that, upon the completion of such transaction or series of transactions, the Person becomes a Restricted Subsidiary;

          (3) subject to the provisions of subdivision (8) below, the making or ownership by the Partnership or any Restricted Subsidiary of Investments (in addition to Investments permitted by subdivisions (1), (2) and (4) through (7)) in any Person incorporated or otherwise formed pursuant to the laws of the United States or Canada or any state thereof which is engaged in the United States or Canada in substantially the same business as the Partnership; provided that the aggregate amount of all such Investments made by the Partnership and its Restricted Subsidiaries following the 10 1/8% Senior Notes Issue Date and outstanding pursuant to this subdivision (3) and subdivision (8) below shall not at any date of determination exceed 10% of Total Assets (the "Investment Limit"); provided that, in addition to Investments that would be permitted under the Investment Limit, during any fiscal year the Partnership and its Restricted Subsidiaries may invest up to $25 million (the "Annual Limit") pursuant to the provisions of this subdivision (3), but the unused amount of the Annual Limit shall not be carried over to any future years;

          (4) the making or ownership by the Partnership or any Restricted Subsidiary of Investments

             (A) arising out of loans and advances to employees incurred in the ordinary course of business,

             (B) arising out of extensions of trade credit or advances to third parties in the ordinary course of business, and

             (C) acquired by reason of the exercise of customary creditors' rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

          (5) the creation or incurrence of liability by the Partnership or any Restricted Subsidiary, with respect to any Guaranty constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;

          (6) the creation or incurrence of liability by the Partnership or any Restricted Subsidiary with respect to any Interest Rate Agreements;

          (7) the making by any Restricted Subsidiary of Investments in the Partnership or another Restricted Subsidiary;

          (8) the making or ownership by the Partnership or any Restricted Subsidiary of Investments in Unrestricted Subsidiaries; provided that the Net Amount of Unrestricted Investment shall not at any time exceed $5 million (and subject to the limitations specified in subdivision (3) above); and

          (9) the making or ownership by the Partnership or any Restricted Subsidiary of Investments in the Operating Partnership.

     "Permitted Liens" means any of the following:

          (1) Liens for taxes, assessments or other governmental charges, the payment of which is not yet due and is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor;

          (2) Liens of lessors, landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor, in each case

             (A) not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or
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             (B) incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable;

          (3) Liens, other than any Lien imposed by ERISA, incurred or deposits made in the ordinary course of business

             (A) in connection with workers' compensation, unemployment insurance and other types of social security or

             (B) to secure or to obtain letters of credit that secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

          (4) other deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

          (5) Liens securing reimbursement obligations under letters of credit; provided in each case that such Liens cover only the title documents and related goods and any proceeds thereof covered by the related letter of credit;

          (6) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 60 days after expiration of any such stay;

          (7) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which, in each case either

             (A) are granted, entered into or created in the ordinary course of the business of the Partnership or any Restricted Subsidiary or

             (B) do not materially impair the value or intended use of the property covered thereby;

           (8) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of the Restricted Subsidiary owing to the Partnership or a Wholly Owned Restricted Subsidiary;

           (9) Liens on assets of the Partnership or any Restricted Subsidiary existing on the 10 1/8% Senior Notes Issue Date;

          (10) Liens securing Indebtedness evidenced by the First Mortgage Notes or any extension, renewal, refunding or refinancing of any such Indebtedness;

          (11) Liens securing Indebtedness incurred under the Acquisition Facility or any extension, renewal, refunding or refinancing of any such Indebtedness;

          (12) Liens securing Indebtedness incurred under the Revolving Loan Facility or any extension, renewal, refunding or refinancing of any such Indebtedness;

          (13) Liens, other than the Liens referred to in clauses (11) and (12) above, securing Indebtedness incurred in accordance with

             (A) clause (5) of the definition of Permitted Indebtedness,

             (B) clauses (6) and (8) of the definition of Permitted Indebtedness or

             (C) Indebtedness otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant to the extent incurred

                (i) to finance the making of expenditures for the improvement or repair (to the extent the improvements and repairs may be capitalized on the books of the Partnership and the Restricted Subsidiaries in accordance with GAAP) of, or additions including additions by

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           way of acquisitions of businesses and related assets to, the assets and property of the Partnership and its Restricted Subsidiaries, or

                (ii) by assumption in connection with additions including additions by way of acquisition or capital contributions of businesses and related assets to the property and assets of the Partnership and its Restricted Subsidiaries;

     provided that, in the case of Indebtedness incurred in accordance with clause 13(A) or (C) above, the principal amount of the Indebtedness does not exceed the lesser of the cost to the Partnership and its Restricted Subsidiaries of the additional property or assets and the fair market value of the additional property or assets at the time of the acquisition thereof, as determined in good faith by the General Partner;

          (14) Liens existing on any property of any Person at the time it becomes a Subsidiary of the Partnership, or existing at the time of acquisition upon any property acquired by the Partnership or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Partnership or the Subsidiary, or created to secure Indebtedness incurred to pay all or any part of the purchase price (a "Purchase Money Lien") of property including, without limitation, Capital Stock and other securities acquired by the Partnership or a Restricted Subsidiary; provided that

             (A) the Lien shall be confined solely to the item or items of property and, if required by the terms of the instrument originally creating the Lien, other property which is an improvement to or is acquired for use specifically in connection with the acquired property,

             (B) in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by the Purchase Money Lien shall at no time exceed an amount equal to the lesser of

                (i) the cost to the Partnership and the Restricted Subsidiaries of the property and

                (ii) the fair market value of the property at the time of the acquisition thereof as determined in good faith by the General Partner,

             (C) the Purchase Money Lien shall be created not later than 30 days after the acquisition of the property and

             (D) the Lien, other than a Purchase Money Lien, shall not have been created or assumed in contemplation of the Person's becoming a Subsidiary of the Partnership or the acquisition of property by the Partnership or any Subsidiary;

          (15) easements, exceptions or reservations in any property of the Partnership or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Partnership or any Restricted Subsidiary;

          (16) Liens arising from or constituting permitted encumbrances under the agreements and instruments securing the obligations under the First Mortgage Notes and the Bank Credit Facilities; and

          (17) any Lien renewing or extending any Lien permitted by subdivisions
     (9) through (14); provided that

             (A) the principal amount of the Indebtedness secured by any such Lien shall not exceed the principal amount of the Indebtedness outstanding immediately prior to the renewal or extension of the Lien and

             (B) no assets encumbered by the Lien other than the assets encumbered immediately prior to the renewal or extension shall be encumbered thereby.

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     "Permitted Refinancing Indebtedness" means Indebtedness incurred by the
Partnership or any Restricted Subsidiary to substantially concurrently (excluding any notice period on redemptions) repay, refund, renew, replace, extend or refinance, in whole or in part, any Permitted Indebtedness of the Partnership or any Restricted Subsidiary or any other Indebtedness incurred by the Partnership or any Restricted Subsidiary pursuant to the "Limitation on Additional Indebtedness" covenant, to the extent:

          (1) the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced except that, in the case of the 8 7/8% notes, the Permitted Refinancing Indebtedness may include the redemption premiums set forth above under "Optional Redemption," in the case of the 10 1/8% Senior Notes, the Permitted Refinancing Indebtedness may include the redemption premiums provided in the indenture governing the 10 1/8% Senior Notes and, in the case of the First Mortgage Notes, the Permitted Refinancing Indebtedness may include the amount of any unamortized premium;

          (2) with respect to the repayment, refunding, renewal, replacement, extension or refinancing of our Indebtedness, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the notes than the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced; and

          (3) with respect to the repayment, refunding, renewal, replacement, extension or refinancing our Indebtedness, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and Stated Maturity equal to, or greater than, and has no fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts set forth in, the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness incurred by a Restricted Subsidiary to repay, refund, renew, replace, extend or refinance Indebtedness of the Partnership.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Petrolane" means Petrolane Incorporated, a Pennsylvania corporation, and its successors.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock, other than the common units, of any class or classes, however designated, which is preferred as to the payment of distributions and dividends, or upon any voluntary or involuntary liquidation or dissolution of the Person, over shares or units of Capital Stock of any other class of the Person.

     "Redeemable Capital Stock" means any shares of any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any note or is redeemable at the option of its holder at any time prior to the Stated Maturity of the notes, or is convertible into or exchangeable for debt securities at any time prior to the Stated Maturity of the notes.

     "Restricted Subsidiary" means a Subsidiary of the Partnership, which, as of the date of determination, is not an Unrestricted Subsidiary of the Partnership.

     "Revolving Loan Facility" means the revolving loan facility of the Operating Partnership provided for in the Credit Agreement.

     "S&P" means Standard & Poor's Ratings Group, and its successors.

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

     "Sale and Leaseback Transaction" of any Person (a "Transferor") means any arrangement, other than one between the Partnership and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries, whereby:

          (1) property (the "Subject Property") has been or is to be disposed of by the Transferor to any other Person with the intention on the part of the Transferor of taking back a lease of the Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of the Subject Property substantially over the useful life of the Subject Property; and

          (2) the Subject Property is in fact so leased by the Transferor or an Affiliate of the Transferor.

     "Significant Subsidiary" shall have the same meaning as defined in Rule 1.02(v) of Regulation S-X under the Securities Act.

     "Stated Maturity" means:

          (1) when used with respect to any note or any installment of interest thereon, the date specified in the note as the fixed date on which the principal of the note or such installment of interest is due and payable; and

          (2) when used with respect to any other Indebtedness, means the date or dates specified in the instrument governing the Indebtedness as the fixed date or dates on which each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means the Indebtedness of the Partnership which is expressly subordinated in right of payment to the notes.

     "Subsidiary" means, with respect to any Person:

          (1) a corporation whose majority Voting Stock or, in the case of a partnership, a majority of the partners' Capital Stock, considering all partners' Capital Stock as a single class, is at the time, directly or indirectly, owned by the Person, by one or more Subsidiaries of the Person or by the Person and one or more of its Subsidiaries; and

          (2) any other Person, including, without limitation, a joint venture, in which the Person, one or more of its Subsidiaries or the Person and one or more of its Subsidiaries, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of its directors, managers, General Partners or trustees or other Person performing similar functions or, if the Persons are not elected, to vote on any matter that is submitted to the vote of all Persons holding ownership interests in the entity. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "Total Assets" means, as of any date of determination, the consolidated total assets of the Partnership and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Partnership and the Restricted Subsidiaries prepared in accordance with GAAP as of that date.

     "Unrestricted Subsidiary" means any Subsidiary of the Partnership or a Restricted Subsidiary that is designated as such by the General Partner; provided that no portion of the Indebtedness or any other obligation contingent or otherwise of such Subsidiary:

          (1) is guaranteed by the Partnership or any Restricted Subsidiary;

          (2) is recourse to or obligates the Partnership or any Restricted Subsidiary in any way; or

          (3) subjects any property or assets of the Partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof.

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

     Notwithstanding the foregoing, the Partnership or a Restricted Subsidiary may Guaranty or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to Indebtedness of an Unrestricted Subsidiary, but only to the extent that the Partnership or a Restricted Subsidiary would be permitted to:

          (1) make an Investment in the Unrestricted Subsidiary pursuant to subdivision (8) of the definition of Permitted Investments; and

          (2) incur the Indebtedness represented by the Guaranty or agreement pursuant to the first paragraph of the covenant captioned "Limitation on Additional Indebtedness."

     The board of directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to the designation:

          (1) there exists no Event of Default or event which after notice or lapse or time or both would become an Event of Default; and

          (2) if the Unrestricted Subsidiary has, as of the date of the designation, outstanding Indebtedness other than Permitted Indebtedness, the Partnership could incur at least $1.00 of Indebtedness other than Permitted Indebtedness.

     Notwithstanding the foregoing:

          (1) no Subsidiary may be designated an Unrestricted Subsidiary if the Subsidiary, directly or indirectly, holds Capital Stock of a Restricted Subsidiary; and

          (2) neither the Operating Partnership, AmeriGas Eagle Finance Corp. or AP Eagle Finance Corp. may be designated an Unrestricted Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, General Partners or trustees of any Person, irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency, or, with respect to a partnership, whether general or limited, any General Partner interest in the partnership.

     "Weighted Average Life to Stated Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying

             (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

             (B) the number of years, calculated to the nearest one-twelfth, that will elapse between the date and the making of the payment, by

          (2) the then outstanding principal amount of the Indebtedness;

provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Stated Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

     "Wholly Owned Restricted Subsidiary" means the Operating Partnership or any Subsidiary of the Partnership of which 100% of the outstanding Capital Stock is owned by the Partnership or by one or more Wholly Owned Restricted Subsidiaries of the Partnership. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

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

FORM OF REGISTERED NOTES

     The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

     Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

          (1) DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary,

          (2) we provide for the exchange pursuant to the terms of the indenture, or

          (3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the Trustee instructions to that effect.

As of the date of this prospectus, no certificated notes of either series are issued and outstanding.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating thereto. This summary is limited to holders of old notes who hold the old notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

     - tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

     - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

     - tax consequences to holders whose "functional currency" is not the U.S. dollar;

     - tax consequences to persons who hold notes through a partnership or similar pass-through entity;

     - tax consequences to holders who have ceased to be United States citizens or to be taxed as resident aliens;

     - alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

CONSEQUENCES OF TENDERING NOTES

     The exchange of your old notes for registered notes in the exchange offer should not constitute a taxable exchange for federal income tax purposes. Accordingly, the exchange offer should have no federal income tax consequences to you. Your tax basis and holding period in the registered notes should be the same as your old notes.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR REGISTERED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes in an exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offers pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with resales of registered notes they received in the exchange offer, where such notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days from the

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

date on which each exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the 10% notes due 2006 and the letter of transmittal for the 8 7/8% notes due 2011 each state that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the date on which the exchange offer is completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal for its series of notes. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the old notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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                            AMERIGAS PARTNERS, L.P.
                             AP EAGLE FINANCE CORP.

                                 [AMERIGASLOGO]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

AMERIGAS PARTNERS, L.P.

     The partnership agreement of AmeriGas Partners, L.P. provides that we will indemnify our general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, and any person who is or was an officer, director, employee, partner, agent or trustee of the general partner or any affiliate of the general partner or any departing partner, or any person who is or was serving at the request of the general partner or any departing partner or any affiliate of the general partner or any departing partner as an officer, director, employee, partner, agent, fiduciary or trustee of another person, to the fullest extent permitted by law but subject to the limitations expressly provided for in the partnership agreement, from and against any and all losses, claims, damages, liabilities (joint and several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any of the above persons may be involved, or is threatened to be involved, as a party or otherwise, by reason of his, her or its status as any of the foregoing; provided, however, that in each case such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of AmeriGas Partners, L.P. and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Any indemnification under these provisions will be made only out of our available assets, and our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, such indemnification. We are authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such persons against such liabilities under the provisions of the partnership agreement described above.

AMERIGAS EAGLE FINANCE CORP.
AP EAGLE FINANCE CORP.

     Section 145 of Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Section 145 of the Delaware General Corporation Law also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

     In addition, Section 102(b)(7) of the Delaware General Corporation Law permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

     The Certificate of Incorporation of both AmeriGas Eagle Finance Corp. ("AmeriGas Eagle") and AP Eagle Finance Corp. ("AP Eagle") currently provide that each Director shall not be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     By-law Provisions on Indemnity. Article 7 of the By-laws of both AmeriGas Eagle and AP Eagle sets forth the extent to which the directors and officers of AmeriGas Eagle and AP Eagle may be indemnified by AmeriGas Eagle or AP Eagle, as the case may be, against liabilities which they may incur while serving in such capacity. Article 7 generally provides that AmeriGas Eagle or AP Eagle shall indemnify the directors and officers of AmeriGas Eagle or AP Eagle, as the case may be, who are or were a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of AmeriGas Eagle or AP Eagle, as the case may be, or of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, provided that the applicable standard of conduct set forth in Section 145 of the Delaware General Corporation Law was met and, provided further, that such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred in the case of an action or suit by or in the right of AmeriGas Eagle or AP Eagle to procure a judgment in its favor. Subject to the procedures for indemnification of directors and officers set forth in the relevant By-laws, the indemnification of the directors and officers of AmeriGas Eagle or AP Eagle provided for therein is in all other respects substantially similar to that provided for in Section 145 of the Delaware General Corporation Law. Any such indemnification shall continue as to a person who has ceased to be a director or officer of AmeriGas Eagle or AP Eagle and shall inure to the benefit of the heirs, executors, and administrators of such person.

     The above discussion of the By-Laws of each of AmeriGas Eagle and AP Eagle and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such By-Laws and the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
   3.1   Second Amended and Restated Agreement of Limited Partnership
         of AmeriGas Partners, L.P. dated as of September 30, 2000
         (filed as Exhibit 1 to AmeriGas Partners, L.P.'s Current
         Report on Form 8-K dated October 13, 2000).*
   3.2   Certificate of Incorporation of AmeriGas Eagle Finance Corp.
   3.3   Certificate of Incorporation of AP Eagle Finance Corp.
   3.4   By-laws of AmeriGas Eagle Finance Corp.
   3.5   By-laws of AP Eagle Finance Corp.
   4.1   Indenture dated April 4, 2001 among AmeriGas Partners, L.P.,
         AmeriGas Eagle Finance Corp. and First Union National Bank,
         as trustee, with respect to the Series C 10% Senior Notes
         due 2006 and the Series D 10% Senior Notes due 2006 (filed as Exhibit 4 to AmeriGas Partners, L.P. Quarterly Report on
         Form 10-Q dated August 14, 2001).*
   4.2   Indenture dated August 21, 2001 among AmeriGas Partners,
         L.P., AP Eagle Finance Corp. and First Union National Bank,
         as trustee, with respect to the Series A 8 7/8% Senior Notes due 2011 and the Series B 8 7/8% Senior Notes due 2011.
   4.3   Form of 10% Senior Note due 2006 (included in Exhibit 4.1).
   4.4   Form of 8 7/8% Senior Note due 2011 (included in Exhibit
         4.2).
   4.5   Registration Rights Agreement dated as of April 4, 2001
         among AmeriGas Partners, L.P., AmeriGas Eagle Finance Corp.,
         AmeriGas Propane, L.P., AmeriGas Propane, Inc., Credit
         Suisse First Boston Corporation and Banc of America
         Securities LLC.
   4.6   Registration Rights Agreement dated as of August 21, 2001
         among AmeriGas Partners, L.P., AP Eagle Finance Corp.,
         AmeriGas Propane, L.P., AmeriGas Propane, Inc., Credit
         Suisse First Boston Corporation and Salomon Smith Barney
         Inc.
   5.1   Opinion of Weil, Gotshal & Manges LLP as to the validity of the Series D 10% Senior Notes and the Series B 8 7/8% Senior
         Notes.
  12.1   Statement of Computation of Ratios of Earnings to Fixed
         Charges.
  23.1   Consent of Arthur Andersen LLP with respect to report dated
         November 10, 2000.
  23.2   Consent of Arthur Andersen LLP with respect to report dated
         November 2, 2001.
  23.3   Consent of Weil, Gotshal & Manges LLP (included in Exhibit
         5).
  24.1   Power of Attorney (included on signature page).
  25.1   Form T-1 Statement of Eligibility and Qualification under
         the Trust Indenture Act of 1939, as amended, of First Union
         National Bank, as trustee.
  99.1   Form of Letter of Transmittal for 10% Senior Notes due 2006.
  99.2   Form of Letter of Transmittal for 8 7/8% Senior Notes due
         2011.

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
  99.3   Form of Notice of Guaranteed Delivery for 10% Senior Notes
         due 2006.
  99.4   Form of Notice of Guaranteed Delivery for 8 7/8% Senior
         Notes due 2011.

---------------
* Incorporated by reference.

ITEM 22.  UNDERTAKINGS.

     Each of the undersigned Registrants hereby undertake:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) To respond to requests for information that is incorporated by reference in the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania on November 7, 2001.

                                          AMERIGAS PARTNERS, L.P., a Delaware
                                          limited partnership

                                          By: AMERIGAS PROPANE, INC., a
                                          Pennsylvania corporation, its general
                                          partner

                                          By: /s/ MARTHA B. LINDSAY
                                            ------------------------------------
                                              Name: Martha B. Lindsay
                                              Title:  Vice President-Finance and
                                                      Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Martha B. Lindsay and Robert H. Knauss, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                 CAPACITY IN WHICH SIGNED                DATE
---------                                 ------------------------                ----

/s/ LON R. GREENBERG                 Chairman of the Board and Director     November 7, 2001
-----------------------------------
Lon R. Greenberg

/s/ EUGENE V. N. BISSELL             President and Chief                    November 7, 2001
-----------------------------------    Executive Officer
Eugene V. N. Bissell                   (Principal Executive Officer)
                                       and Director

/s/ MARTHA B. LINDSAY                Vice President-Finance and             November 7, 2001
-----------------------------------    Chief Financial Officer
Martha B. Lindsay                      (Principal Financial Officer)

/s/ RICHARD R. EYNON                 Controller and Chief                   November 7, 2001
-----------------------------------    Accounting Officer (Principal
Richard R. Eynon                       Accounting Officer)

/s/ THOMAS F. DONOVAN                Director                               November 7, 2001
-----------------------------------
Thomas F. Donovan

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Martha B. Lindsay and Robert H. Knauss, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                 CAPACITY IN WHICH SIGNED                DATE
---------                                 ------------------------                ----

/s/ RICHARD C. GOZON                 Director                               November 7, 2001
-----------------------------------
Richard C. Gozon

/s/ WILLIAM J. MARRAZZO              Director                               November 7, 2001
-----------------------------------
William J. Marrazzo

/s/ JAMES W. STRATTON                Director                               November 7, 2001
-----------------------------------
James W. Stratton

/s/ STEPHEN A. VAN DYCK              Director                               November 7, 2001
-----------------------------------
Stephen A. Van Dyck

/s/ ROGER B. VINCENT                 Director                               November 7, 2001
-----------------------------------
Roger B. Vincent

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania on November 7, 2001.

                                          AMERIGAS EAGLE FINANCE CORP.

                                          By: /s/ MARTHA B. LINDSAY
                                            ------------------------------------
                                              Name: Martha B. Lindsay
                                              Title:  Vice President-Finance and
                                                      Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Martha B. Lindsay and Robert H. Knauss, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                    CAPACITY IN WHICH SIGNED                DATE
---------                                    ------------------------                ----

/s/ EUGENE V.N. BISSELL                 President (Principal Executive         November 7, 2001
--------------------------------------    Officer) and Director
Eugene V.N. Bissell

/s/ MARTHA B. LINDSAY                   Vice President -- Finance and Chief    November 7, 2001
--------------------------------------    Financial Officer (Principal
Martha B. Lindsay                         Financial Officer) and Director

/s/ RICHARD R. EYNON                    Controller and Chief Accounting        November 7, 2001
--------------------------------------    Officer (Principal Accounting
Richard R. Eynon                          Officer)

/s/ BRENDAN P. BOVAIRD                  Director                               November 7, 2001
--------------------------------------
Brendan P. Bovaird

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania on November 7, 2001.

                                   AP EAGLE FINANCE CORP.

                                   By: /s/ MARTHA B. LINDSAY
                                      ------------------------------------------
                                       Name: Martha B. Lindsay
                                       Title:  Vice President-Finance and
                                               Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Martha B. Lindsay and Robert H. Knauss, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                      CAPACITY IN WHICH SIGNED              DATE
---------                                      ------------------------              ----

/s/ EUGENE V.N. BISSELL                    President (Principal Executive      November 7, 2001
-----------------------------------------    Officer) and Director
Eugene V.N. Bissell

/s/ MARTHA B. LINDSAY                      Vice President -- Finance and       November 7, 2001
-----------------------------------------    Chief Financial Officer
Martha B. Lindsay                            (Principal Financial Officer)
                                             and Director

/s/ RICHARD R. EYNON                       Controller and Chief Financial      November 7, 2001
-----------------------------------------    Officer (Principal Accounting
Richard R. Eynon                             Officer)

/s/ BRENDAN P. BOVAIRD                     Director                            November 7, 2001
-----------------------------------------
Brendan P. Bovaird

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBITS
-------                    -----------------------
   3.1   Second Amended and Restated Agreement of Limited Partnership
         of AmeriGas Partners, L.P. dated as of September 30, 2000
         (filed as Exhibit 1 to AmeriGas Partners, L.P.'s Current
         Report on Form 8-K dated October 13, 2000).*
   3.2   Certificate of Incorporation of AmeriGas Eagle Finance Corp.
   3.3   Certificate of Incorporation of AP Eagle Finance Corp.
   3.4   By-laws of AmeriGas Eagle Finance Corp.
   3.5   By-laws of AP Eagle Finance Corp.
   4.1   Indenture dated April 4, 2001 among AmeriGas Partners, L.P.,
         AmeriGas Eagle Finance Corp. and First Union National Bank,
         as trustee, with respect to the Series C 10% Senior Notes
         due 2006 and the Series D 10% Senior Notes due 2006 (filed as Exhibit 4 to AmeriGas Partners, L.P. Quarterly Report on
         Form 10-Q dated August 14, 2001).*
   4.2   Indenture dated August 21, 2001 among AmeriGas Partners,
         L.P., AP Eagle Finance Corp. and First Union National Bank,
         as trustee, with respect to the Series A 8 7/8% Senior Notes due 2011 and the Series B 8 7/8% Senior Notes due 2011.
   4.3   Form of 10% Senior Note due 2006 (included in Exhibit 4.1).
   4.4   Form of 8 7/8% Senior Note due 2011 (included in Exhibit
         4.2).
   4.5   Registration Rights Agreement dated as of April 4, 2001
         among AmeriGas Partners, L.P., AmeriGas Eagle Finance Corp.,
         AmeriGas Propane, L.P., AmeriGas Propane, Inc., Credit
         Suisse First Boston Corporation and Banc of America
         Securities LLC.
   4.6   Registration Rights Agreement dated as of August 21, 2001
         among AmeriGas Partners, L.P., AP Eagle Finance Corp.,
         AmeriGas Propane, L.P., AmeriGas Propane, Inc., Credit
         Suisse First Boston Corporation and Salomon Smith Barney
         Inc.
   5.1   Opinion of Weil, Gotshal & Manges LLP as to the validity of the Series D 10% Senior Notes and the Series B 8 7/8% Senior
         Notes.
  12.1   Statement of Computation of Ratios of Earnings to Fixed
         Charges.
  23.1   Consent of Arthur Andersen LLP with respect to report dated
         November 10, 2000.
  23.2   Consent of Arthur Andersen LLP with respect to report dated
         November 2, 2001.
  23.3   Consent of Weil, Gotshal & Manges LLP (included in Exhibit
         5).
  24.1   Power of Attorney (included on signature page).
  25.1   Form T-1 Statement of Eligibility and Qualification under
         the Trust Indenture Act of 1939, as amended, of First Union
         National Bank, as trustee.
  99.1   Form of Letter of Transmittal for 10% Senior Notes due 2006.
  99.2   Form of Letter of Transmittal for 8 7/8% Senior Notes due
         2011.
  99.3   Form of Notice of Guaranteed Delivery for 10% Senior Notes
         due 2006.
  99.4   Form of Notice of Guaranteed Delivery for 8 7/8% Senior
         Notes due 2011.

---------------

* Incorporated by reference.